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ConAgra Foods, Inc.

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Proxy Statement

September 23, 2011
Annual Meeting of Stockholders

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

August 5, 2011

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 23, 2011 at 1:30 p.m., Omaha Time, at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102.

The meeting will include a report on our business, discussion and voting on the matters described in the accompanying notice of annual meeting and proxy statement, and a question-and-answer session.

We look forward to seeing you in Omaha. If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Or, vote on the Internet or by telephone according to the instructions you will find in the following pages. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin
Chief Executive Officer & President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Stockholders’ Meeting of ConAgra Foods, Inc. will be held on Friday, September 23, 2011, in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102. The meeting will begin promptly at 1:30 p.m., Omaha Time. Registration will begin at 12:30 p.m. At the meeting, stockholders will:

•	vote on election of directors for the ensuing year;

•	vote on ratification of the appointment of our independent auditor for fiscal 2012;

•	cast an advisory vote on named executive officer compensation;

•	cast an advisory vote on the frequency of future advisory votes on executive compensation; and

•	transact any other business properly brought before the meeting.

Stockholders of record as of the close of business on July 29, 2011 are eligible to vote at the annual meeting and at any postponements or adjournments thereof.

Colleen Batcheler
Corporate Secretary

August 5, 2011
Omaha, Nebraska

IMPORTANT VOTING INFORMATION

If you own shares through a broker, bank or other financial institution: As a result of recent rule changes, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the stockholders’ meeting (except on ratification of the appointment of our auditors for fiscal 2012), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholders’ meeting.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or voting instruction form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The proxy statement and our annual report to stockholders for the fiscal year ended May 29, 2011 are available electronically at http://investor.conagrafoods.com.

HELP REDUCE OUR MAILING EXPENSES

You can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website http://enroll.icsdelivery.com/cag and follow the instructions provided. Have your proxy card in hand when accessing this website.

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PROXY STATEMENT
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102-5001

We are furnishing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the 2011 Annual Meeting of Stockholders of ConAgra Foods, Inc. Distribution of this proxy statement is scheduled to begin on or about August 5, 2011.

Stockholders of record at the close of business on July 29, 2011 are entitled to vote at the meeting and at any postponements or adjournments. On July 29, 2011, there were 414,592,942 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares in advance of the meeting by proxy.

If you hold shares of ConAgra Foods stock in your own name (also known as “of record” ownership), you can come to the meeting and vote your shares in person, or you can vote your shares by proxy in one of the following manners:

•	By visiting the Internet at www.proxyvote.com and following the instructions

•	By calling 1-800-690-6903 on a touch-tone telephone and following the recorded instructions

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 20, 2011 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Thursday, September 22, 2011 for all other shares.

You may also vote by completing, signing, dating and returning the enclosed proxy or voting instruction form in the postage paid envelope provided.

If a broker, bank or other nominee holds your stock (also known as “street name” ownership), it will send you a voting instruction form. If you wish to attend the meeting and vote in person, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or nominee.

See pages 59 to 61 of this proxy statement for more voting information.

Voting Item #1 — Election of Directors

ConAgra Foods’ business is managed under the direction of our Board of Directors, which is currently comprised of 11 members. For the 2011 Annual Meeting, all 11 members have been re-nominated by the Board for election to hold office until the 2012 Annual Meeting and until their successors have been elected and qualified. Each nominee is a current member of the Board who was elected by stockholders at the 2010 Annual Meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

The Board’s Nominating and Governance Committee recommended that each individual identified below be re-nominated for election. A short biography, together with key experiences, qualifications and skills considered by the Committee is noted for each individual.

MOGENS C. BAY – Director since December 12, 1996

Mr. Bay (62 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He has also been a director of Peter Kiewit Sons’, Inc. (construction and mining) since 1999.

Summary of experience, qualifications and skills considered in re-nominating Mr. Bay:

•	Strong leadership capabilities and insights from service as Chief Executive Officer of Valmont for over 18 years and Chairman and Chief Executive Officer of Valmont for over 14 years

•	Extensive experience in U.S. and global operations and manufacturing, including agricultural based operations

•	Broad understanding of governance issues facing public companies from his board service to other public companies

STEPHEN G. BUTLER – Director since May 16, 2003

Mr. Butler (63 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. He has been a director of Cooper Industries plc (electric lighting and wiring company) since 2002 and Ford Motor Company (motor vehicles manufacturer) since 2004.

Summary of experience, qualifications and skills considered in re-nominating Mr. Butler:

•	Strong leadership capabilities and insights from service as Chairman and Chief Executive Officer of KPMG as well as service as a managing partner of several KPMG offices

•	Expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG

•	Broad understanding of governance issues facing public companies from his board service to other public companies

STEVEN F. GOLDSTONE – Director since December 11, 2003

Mr. Goldstone (65 years of age) has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 to 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings (food company). He also previously served as Chairman and Chief Executive Officer of RJR Nabisco, Inc. (consumer products company). Mr. Goldstone has been a director of Merck & Co., Inc. (pharmaceutical company) since 2006 and Greenhill & Co., Inc. (financial advisory services) since 2004. Mr. Goldstone also served as a director of Trane Inc. (heating and air conditioning equipment) from 2002 until 2008.

Summary of experience, qualifications and skills considered in re-nominating Mr. Goldstone:

•	Strong leadership capabilities and insights from his broad range of management experiences, including prior service as a Chief Executive Officer

•	Understanding of strategic and marketplace challenges for consumer products companies from his tenure with RJR Nabisco, Inc. and Nabisco Group Holdings

•	Broad understanding of legal and governance issues facing public companies from his board service to other public companies, including as Chairman of the Board at other companies, and earlier career in law

JOIE A. GREGOR – Director since February 6, 2009

Ms. Gregor (61 years of age) has served as a Senior Advisor to Notch Partners (buyout-driven human capital consulting services firm) since 2009. From 2007 to 2008, Ms. Gregor served as assistant to the President for Presidential Personnel under President George W. Bush. Ms. Gregor served as Vice Chairman of Heidrick & Struggles International, Inc. (executive search firm) from 2002 until 2007. From 1993 until 2002 she served in a number of senior leadership roles with that firm, including President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the New York office.

Summary of experience, qualifications and skills considered in re-nominating Ms. Gregor:

•	Strong leadership capabilities and insights, including from her service to Heidrick & Struggles

•	Significant experience in the assessment and recruitment of corporate executives and senior officials across a wide range of industries and government

•	Recognized expert in aligning leadership teams to drive operating results

RAJIVE JOHRI – Director since January 1, 2009

Mr. Johri (61 years of age) served as President and Director of First National Bank of Omaha (FNBO, a banking institution), from 2006 until 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for FNBO. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank (banking institution) from 1999 until 2004. Mr. Johri served as a director of Charter Communications, Inc. (cable and pay television services) from 2006 until 2009.

Summary of experience, qualifications and skills considered in re-nominating Mr. Johri:

•	Strong leadership capabilities and insights, including his service to FNBO as President

•	Significant expertise in finance, accounting and banking, including risk assessment and risk management

•	Substantial international business and management experience

•	Broad understanding of governance issues facing public companies from his board service to other public companies

W.G. JURGENSEN – Director since August 2, 2002

Mr. Jurgensen (60 years of age) served as Chief Executive Officer and a director of Nationwide Financial Insurance Services, Inc. (insurance company) from 2000 to 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Mr. Jurgensen has been a director of The Scotts Miracle-Gro Company (agricultural chemicals company) since 2009.

Summary of experience, qualifications and skills considered in re-nominating Mr. Jurgensen:

•	Strong leadership capabilities and insights, including from his service to the Nationwide companies

•	Significant expertise in finance, accounting and banking, including risk assessment and risk management

•	Broad understanding of governance issues facing public companies from his board service to other public companies

RICHARD H. LENNY – Director since March 17, 2009

Mr. Lenny (59 years of age) has been an operating partner with Friedman, Fleischer & Lowe (private equity firm) since 2011. He served as Chairman, President and Chief Executive Officer of The Hershey Company (confectionery and snack products manufacturer) from 2001 through 2007. Prior to joining Hershey, Mr. Lenny was group vice president of Kraft Foods (food company) and President, Nabisco Biscuit and Snacks (food company), following Kraft’s acquisition of Nabisco in 2000. He joined Nabisco in 1998 from the Pillsbury Company (food company) where he was president of Pillsbury, North America. Mr. Lenny has been a director of McDonald’s Corporation (retail eating establishments) since 2005 and Discover Financial Services (direct banking and payment services) since 2009. Mr. Lenny also served as a director of The Hershey Company from 2001 until 2007 and Sunoco, Inc. (petroleum refinery) from 2002 until 2006.

Summary of experience, qualifications and skills considered in re-nominating Mr. Lenny:

•	Strong leadership capabilities and insights, particularly with major consumer brands, from his role as a Chief Executive Officer for The Hershey Company and board member of consumer products companies

•	Knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management, sustainability and other social responsibility matters pertinent to a consumer products food company

•	Broad understanding of governance issues facing public companies from his board service to other public companies

RUTH ANN MARSHALL – Director since May 23, 2007

Ms. Marshall (57 years of age) was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She has been a director of Global Payments Inc. (currency validation systems manufacturer) since 2006 and is also a director of Pella Corporation (window and door manufacturer). Ms. Marshall also served as a director of Trane Inc. from 2003 until 2008.

Summary of experience, qualifications and skills considered in re-nominating Ms. Marshall:

•	Strong leadership capabilities and insights from her service to MasterCard International, a large consumer brand company, including marketing, account management, customer service and product development experience

•	Significant domestic and international experience in growing the MasterCard business domestically and internationally

•	Broad understanding of governance issues facing public companies from her board service to other public companies

GARY M. RODKIN – Director since October 1, 2005

Mr. Rodkin (59 years of age) has been our Chief Executive Officer and President since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing company) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin has been a director of Avon Products, Inc. (beauty and related products company) since 2007, and is also Chairman of the Grocery Manufacturers of America (consumer product company association) and Chair-elect of the Board of Boys Town (charitable organization).

Summary of experience, qualifications and skills considered in re-nominating Mr. Rodkin:

•	As our Chief Executive Officer, Mr. Rodkin has a deep understanding and commitment to the success of our company, and thoroughly understands and impacts our day-to-day operations, our financial success and the development of our leaders

•	Career has been focused on and remains committed to building leading consumer brands in the food industry

•	Broad understanding of governance issues facing public companies from his board service to another public company

ANDREW J. SCHINDLER – Director since May 23, 2007

Mr. Schindler (67 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products company) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American, Inc. (tobacco products company) as Chairman from July 2004 until his retirement in December 2005.

Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He has been a director of Krispy Kreme Doughnuts Inc. (retail food establishments) since 2006 and Hanesbrands, Inc. (consumer products company) since 2006. Mr. Schindler also served as a director of ArvinMeritor, Inc. (motor vehicle parts company) from 2004 until 2008, Reynolds American Inc. from 2004 until 2005 and Pike Electric Corporation (energy solutions company) from 2006 until 2007.

Summary of experience, qualifications and skills considered in re-nominating Mr. Schindler:

•	Strong leadership capabilities and insights through his service in corporate and military roles

•	Strong risk-management, marketing and operations experience developed throughout his career

•	Broad understanding of governance issues facing public companies from his board service to other public companies

KENNETH E. STINSON – Director since December 12, 1996

Mr. Stinson (68 years of age) is Chairman of the Board of Peter Kiewit Sons, Inc. He served as Chief Executive Officer of Peter Kiewit Sons, Inc. from 1998 until 2004. Mr. Stinson has been a director of Kiewit Investment Fund LLLP since 2004 and Valmont Industries, Inc. since 1996, and is also a director of McCarthy Group, L.L.C. (private equity firm).

Summary of experience, qualifications and skills considered in re-nominating Mr. Stinson:

•	Strong leadership capabilities and insights through Chief Executive Officer service to Peter Kiewit Sons, Inc.

•	Strong leadership development skills

•	Broad understanding of governance issues facing public companies from his board service to other public companies

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Corporate Governance

The Board of Directors is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes to ensure they support informed, competent and independent oversight on behalf of our stockholders. The company’s Corporate Governance Principles, available at http://investor.conagrafoods.com through the “Corporate Governance” link, provides a summary of the Board’s governance practices. The following is additional detail on practices of interest to stakeholders.

Annual Elections for Directors

To promote greater accountability to stockholders, all of our directors stand for election annually.

Majority Voting in Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board of Directors. The Board will act on the tendered resignation and publicly disclose its decision within 90 days after certification of the election results.

Board Leadership Structure

Our Board of Directors believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or a lead independent director if the positions of Chairman and CEO are held by the same person. Since 2005, our Chairman and CEO roles have been separate. By separating the roles of the Chairman and CEO, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Director Independence

The Board has determined that ten of our 11 Board members – directors Bay, Butler, Goldstone, Gregor, Johri, Jurgensen, Lenny, Marshall, Schindler and Stinson – have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards.

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in the Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process to ensure a complete view of each director’s independence. This year, the Board considered that Mr. Bay is the Chief Executive Officer of Valmont Industries, Inc. One of our subsidiaries was a customer for immaterial levels of environmental engineering services from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business during fiscal 2011. The Board also reviewed our commercial relationships with companies on whose board’s our Board members served during fiscal 2011 (i.e., Ford Motor Company, McDonald’s Corporation and Valmont Industries, Inc.). The relationships with these companies involved ConAgra Foods’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under the Corporate Governance Principles or under applicable law and NYSE listing standards. Applying the NYSE listing standards and the Corporate Governance Principles, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of our non-employee directors.

In addition to satisfying our independence standards, each member of the Audit Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit Committee satisfies this additional independence requirement.

Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing and managing the company’s exposure to risk. A component of this work is performed through a management Risk Oversight Committee, chaired by our Senior Vice President and Treasurer. However, our Board of Directors and its committees play an active role in overseeing management’s activities and ensuring management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through the following mechanisms:

•	Board Presentations Address Risk: Each fiscal year, a full Board meeting is set aside for a discussion of our strategic plan and the risks and opportunities facing the company. At other times of the year, our Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, operational and other risks associated with planned strategies and tactics, as well as succession planning matters. The Board is also responsible for appointing the membership of management’s Risk Oversight Committee.

•	Audit Committee Oversight: Our Audit Committee provides oversight for management’s handling of the company’s financial risks. Its Charter requires the Committee to review our processes for assessing and controlling derivative and treasury risk. The Audit Committee also oversees our management of financial risk through, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our independent auditors, our Chief Financial Officer and Controller, and our head of Internal Audit, and receiving regular legal and regulatory updates. Our Senior Vice President and Treasurer also provides enterprise risk management reports to the Audit Committee on a semi-annual basis. The Chair of the Audit Committee reports to the full Board on the Committee’s activities.

•	Human Resources Committee Oversight: The Human Resources Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs, and also reviews the relationship between the company’s compensation programs and risk. The Chair of the Human Resources Committee reports to the full Board on the Committee’s activities.

•	Nominating and Governance Committee Oversight: The Nominating and Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks for the company. The Chair of the Nominating and Governance Committee reports to the full Board on the Committee’s activities.

Meetings and Attendance

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions. During fiscal 2011, the Board met ten times (six regular meetings and four special meetings) and acted by unanimous written consent once. All members attended at least 75% of the total number of Board and meetings of committees on which he or she served in fiscal 2011. Our Board members are encouraged to attend the annual stockholders’ meeting. All nominees who were serving at the time of the 2010 Annual Meeting of Stockholders attended that meeting.

Stock Ownership Guidelines for Directors and Senior Leadership

Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least $425,000. Directors are expected to acquire these shares within five years following their first election to the Board or September 25, 2014, whichever is later. Senior leaders across the company are subject to stock ownership guidelines equal to a multiple of the leader’s salary. Our Chief Executive Officer, Gary Rodkin, has a stock ownership requirement of six times his salary. See pages 50 and 26 for a summary of the current stockholdings of our directors and named executive officers, respectively, compared to their ownership requirements.

No “Poison Pill” Rights Plan

We have not had a “poison pill” stockholder rights plan since 2004, when it was terminated by our Board of Directors.

Commitment to Sustainable Business Practices

We believe that ConAgra Foods has an obligation to be a good steward of the environment, nourish our employees, give back to the communities we serve and drive economic gain for stakeholders. To these ends, we have clear corporate responsibility goals that are detailed and tracked in our annual Corporate Responsibility Report, last published in September 2010. A copy of the report is available on our website at http://investor.conagrafoods.com. Our 2011 Corporate Responsibility Report is expected to be available by the end of September 2011.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://investor.conagrafoods.com through the “Corporate Governance” link:

•	Corporate Governance Principles

•	Corporate Responsibility Report

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit Committee Charter

•	Human Resources Committee Charter

•	Nominating and Governance Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

From time to time these documents are updated, and we promptly post amended documents to our website. The documents are also available in print to any stockholder who requests them from the Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Interested parties may communicate with our Board of Directors, our non-management directors as a group or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications are compiled by the Corporate Secretary and forwarded to the addressee(s) on at least a bi-weekly basis. The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or determined to pose a possible security risk to the addressee.

Board Committees

Currently, our Board of Directors has four standing committees: Audit Committee, Executive Committee, Human Resources Committee and Nominating and Governance Committee. All members of the Audit Committee, Human Resources Committee and Nominating and Governance Committee are independent under the rules of the NYSE and our independence standards.

Committee	Members*	Fiscal 2011 Meetings
Audit Committee	Stephen G. Butler, Chair Rajive Johri Richard H. Lenny Andrew J. Schindler	12

Human Resources Committee	Steven F. Goldstone Joie A. Gregor W.G. Jurgensen (since 9/2010) Ruth Ann Marshall Kenneth E. Stinson, Chair	10

Nominating and Governance Committee	Mogens C. Bay, Chair Joie A. Gregor (since 9/2010) Rajive Johri W.G. Jurgensen Ruth Ann Marshall Andrew Schindler	3

* Mr. Jurgensen also served as a member of the Audit Committee until September 2010.

The Executive Committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership consists of Directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the committee. The Executive Committee did not meet during fiscal 2011.

Audit Committee

The Audit Committee has the following responsibilities:

•	Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

•	Receive reports on matters including critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

•	Retain the independent auditor and review the qualifications, independence and performance of the independent auditor and internal audit department

•	Pre-approve audit and non-audit services performed by the independent auditor

•	Review the company’s compliance with legal and regulatory requirements

Audit Committee Financial Expert. The Board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations.

Related-Party Transactions. The Audit Committee has adopted a written policy regarding the review, approval or ratification of related-party transactions. Under the policy, all related-party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit Committee at its next regular, in-person meeting. In determining whether to approve or ratify a related-party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction for which he or she is involved. On at least an annual basis, the Audit Committee reviews and assesses ongoing related-party transactions to determine whether the relationships remain appropriate. All related-party transactions are disclosed to the full Board of Directors.

Human Resources Committee

The Human Resources Committee, or HR Committee, has the following responsibilities:

•	Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and significant employees

•	Annually review and approve corporate goals and objectives relevant to CEO compensation and evaluate the CEO’s performance in light of these goals and objectives

•	Review directly and with the full Board, succession plans for all senior positions

•	Review and discuss with the full Board whether the company’s compensation programs for employees generally are designed in a manner that does not incentivize employees to take inappropriate or excessive risk

•	Retain and terminate consultants or outside advisors for the HR Committee, and approve any such consultant’s or advisor’s fees and other terms of engagement

The HR Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and of the compensation of the Chief Executive Officer. Additional information on the role of executive officers and the HR Committee’s compensation consultant can be found in the “Compensation Discussion & Analysis” later in this proxy statement.

Compensation Committee Interlocks and Insider Participation. During fiscal 2011, none of the current or former executive officers of ConAgra Foods or any of its current employees served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the HR Committee or Board of ConAgra Foods.

Nominating and Governance Committee

The Nominating and Governance Committee, or NG Committee, has the following responsibilities:

•	Identify qualified candidates for membership on the Board

•	Propose to the Board a slate of directors for election by the stockholders at each annual meeting

•	Propose to the Board candidates to fill vacancies on the Board

•	Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

•	Consider and make recommendations to the Board concerning corporate governance policies

•	Assess the independence of Board members

•	Advise management on internal and external factors and relationships affecting our image and reputation

Director Nomination Process. The NG Committee considers Board candidates suggested by Board members, management and stockholders. The NG Committee may also retain a third-party search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for Board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The NG Committee will also consider nominations by a stockholder according to the provisions of our bylaws relating to stockholder nominations as described under “Additional Information — Stockholder Proposals to be Included in our 2012 Proxy Statement” and “Additional Information — Other Stockholder Proposals to be Presented at our 2012 Annual Meeting” at the end of this proxy statement.

The NG Committee makes an initial determination as to whether to conduct a full evaluation of a candidate once he or she has come to its attention. This initial determination is based on whether additional Board members are needed to fill vacancies or expand the size of the Board. It is also based on whether, based on the information provided or otherwise available to the NG Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the NG Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The NG Committee may also elect to interview a candidate. The evaluation process for nominees recommended by stockholders does not differ.

The NG Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including, but not limited to: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group; (2) Board skill needs, taking into account the experience of current Board members, the candidate’s ability to work toward business goals with other Board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board; (3) diversity, including the extent to which the candidate reflects the composition of our constituencies; and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education. Additionally, as part of this evaluation and to further our commitment to diversity, the NG Committee assesses whether our Board, collectively, represents diverse views, backgrounds, and experiences that will enhance the Board’s and our company’s effectiveness.

After completing its evaluation process, the NG Committee makes a recommendation to the full Board as to who should be nominated, and the Board determines the nominees after considering the NG Committee’s recommendations.

Executive Compensation

The following Compensation Discussion & Analysis, or CD&A, describes how, for fiscal 2011, the Human Resources Committee and Board of Directors designed the executive compensation program and set individual pay for the executive officers named in the compensation tables beginning on page 28. We refer to the Human Resources Committee as the Committee throughout the CD&A. Our fiscal 2011 began May 31, 2010 and ended May 29, 2011.

Compensation Discussion & Analysis

The focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes attainment of our annual and long-term business goals. The business goals are set by management, under the oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, our leaders are keenly focused on achieving these goals. The executive compensation programs for fiscal 2011, and the three-year periods beginning and ending in fiscal 2011, align with this approach.

Executive Summary

On May 29, 2011, we concluded a challenging fiscal 2011 during which we faced escalating input cost inflation that exceeded our expectations, and a consumer environment that failed to rebound. This executive summary reviews not only the conditions existing at the start of the fiscal year, which informed the Committee’s decisions regarding compensation opportunities for our senior leaders, but also the growing challenges during the year that impacted the actual compensation they earned for fiscal 2011.

In June 2010 (the start of our fiscal 2011), we were optimistic about our opportunities. We had concluded a strong fiscal 2010, having grown our market share for a variety of key Consumer Foods categories, over-achieved against cost savings targets, invested for the future with marketing and innovation spending and the building of a new sweet potato manufacturing facility, which received a Leadership in Energy and Environmental Design, or LEED, Platinum certification (an internationally-recognized “green” building certification), and announced a $500 million multi-year share buyback program. Against this background, at the beginning of the fiscal year, we announced the following fiscal 2011 performance goals:

•	8% to 10% growth in diluted earnings per share from continuing operations (adjusted for items impacting comparability), which we refer to as EPS, over our comparable fiscal 2010 EPS;

•	Revenue growth in the range of 3%;

•	$275 million of cost savings in our Consumer Foods segment; and

•	Operating cash flows of approximately $1.2 billion.

We also reiterated our long-term financial goals:

•	Annual EPS growth of 8% to 10% per year over the long-term;

•	Annual sales growth of 3% to 4% per year over the long-term;

•	Strong operating cash flows of $1.2 to $1.4 billion per year over the long-term to fund investments; and

•	Return on invested capital (adjusted for items impacting comparability), which we refer to as ROIC, approaching 13% to 14% over the long-term.

The Committee incorporated these short- and long-term goals into our fiscal 2011 incentive programs as follows:

Incentive Program	Targeted Performance Measure

Fiscal 2011 Management Incentive Plan (annual cash incentive program)	Fiscal 2011 ConAgra Foods, Inc. profit before tax at a level approximately correlated to EPS of $1.90 per share, which aligned with the EPS guidance we provided to investors

Fiscal 2011 – 2013 Long-Term Incentive – Performance Share Plan Component	Three-year goals for growth in earnings from continuing operations before interest and taxes, which we refer to as EBIT, and return on average invested capital, which we refer to as ROAIC, aligned with our long-term financial goals for these metrics

Fiscal 2011 – 2013 Long-Term Incentive – Stock Option Component	Stock price appreciation above the closing market price of our common stock on the date of grant

Shortly after the start of fiscal 2011, challenges arose. First, the competitive and promotional environment intensified as customers and competitors responded to ongoing consumer demand for low prices. Second, the pace of input cost inflation in the Consumer Foods segment accelerated throughout the fiscal year and reached its highest quarterly rate, 9%, in the fiscal fourth quarter. With cost increases that exceeded our plans, and consumers continuing to look for value in the store, our profits were negatively impacted. These dynamics led us to reduce our EPS outlook for fiscal 2011 – first to 5% to 7% growth, and ultimately to low single digit growth. Despite these significant challenges, the Committee did not change the targets for our incentive programs.

Given the challenging external environment, our team focused on profit-enhancing opportunities and building for future years:

•	Our Consumer Foods business made pricing changes in a responsible manner on a significant portion of our Consumer Foods portfolio to address the escalating inflation of input costs;

•	We exceeded our supply chain cost savings goal for the year and kept a tight control on overhead costs;

•	We launched successful new products, such as Marie Callender’s Bakes in the multi-serve frozen foods category, expanding our presence in faster-growing categories that are adjacent to our current categories;

•	We also launched Orville Redenbacher’s Pop Up Bowl microwave popcorn, which was recognized by USA Today as one of the top new products for 2011;

•	We continued our successful integration of Elan, a private label nutrition bar manufacturer acquired at the end of fiscal 2010, to further capitalize on strong growth trends in private label foods;

•	Our Commercial Foods business positioned itself for focused growth – ConAgra Mills leveraged market conditions to deliver above-plan performance and the Lamb Weston business restructured for future success and opened a new state-of-the-art, LEED Platinum-certified sweet potato processing facility in Delhi, Louisiana; and

•	Our Board of Directors also returned additional value to stockholders as it raised the company’s annualized dividend 15% during the year.

This mix of challenges and accomplishments resulted in low single digit fiscal 2011 EPS growth, on a comparable basis. This growth was in line with our revised expectations, but still below our original target. Revenue growth for the year of 2.4% was also below our target. However, we did exceed our Consumer Foods’ cost savings target, delivered on-target operating cash flows of $1.3 billion and achieved ROAIC in line with our long-term goals.

From a three-year perspective, fiscal 2011 represented the culmination of a period of volatility in our business performance, not unlike the volatility in the external environment during this period. From fiscal 2009 to 2011, we achieved many of our goals. As we have previously discussed in prior years’ CD&As, fiscal 2009 was a year of varied performance, beginning slowly but concluding with momentum and strength. Fiscal 2010 was then very strong. Fiscal 2011 was more challenging than expected, and the lack of EBIT growth in fiscal 2011 dampened our three-year results. Our ROAIC, however, exceeded internal plans for the period.

The Committee reflected these results in their payout determinations under our fiscal 2009 to 2011 performance share plan and fiscal 2011 management incentive plan and in setting base salaries for our senior officers for fiscal 2012. In remaining committed to our pay for performance philosophy, the Committee took the following actions in July 2011:

•	determined that no base salary increases were warranted for the named executive officers for fiscal 2012;

•	awarded fiscal 2011 annual incentive plan payouts at only 22% of the targeted opportunity, in line with plan formulas; and

•	awarded performance share plan payouts under the fiscal 2009 to 2011 cycle at 121% of the targeted opportunity, in line with plan formulas and largely driven by strong ROAIC during the three-year performance period.

The Committee believes that these actions appropriately reflect its commitment to rewarding executives based on actual performance results.

Objectives of Our Compensation Program

Our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value. The Committee believes that for the program to do so, it must accomplish five objectives:

•	Reward performance and be strongly aligned with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value.

•	Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

•	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks to the company.

•	Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promote and reward long-term commitment, and longevity of career with ConAgra Foods.

The Committee believes that designing the compensation program with multiple objectives in mind mitigates the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of the company. Between March and May of 2011, with the assistance of management, including Finance, Human Resources and Legal department personnel, and Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant, the Committee undertook a comprehensive risk review of our compensation programs for employees generally. As a result of this review, the Committee concluded that our employees are not incented by our compensation policies and practices to take actions that may conflict with our long-term best interests. For example, our programs:

•	focus employees on both short- and long-term financial goals;

•	consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric;

•	employ a greater portion of fixed pay (in other words, salaries) at less senior levels of the organization; even our most senior leaders other than the CEO receive at least 20% of pay in the form of salary;

•	cap maximum incentive opportunities;

•	require stock ownership for approximately 180 of our most senior employees; and

•	are overseen by the Committee and Board, which have a range of processes and controls in place to enable diligent and prudent decision-making.

Based on the review described above, we believe our compensation policies and practices are balanced and do not create risks that are reasonably likely to have a material adverse effect on the company. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term.

Design and Approval of Our Fiscal 2011 Compensation Program

Human Resources Committee. The Committee considered a variety of factors when approving the design of the compensation program and setting pay for fiscal 2011, including:

•	company and individual performance in prior years, and its expectations for these factors for the future;

•	external and internal pay comparisons;

•	individual pay histories;

•	the general business environment in which compensation decisions were being made;

•	the level of risk-taking the program would reward;

•	practices and developments in compensation design and governance; and

•	the potential complexity of each program, preferring programs that were transparent to participants and stockholders and easily administered.

The Committee made only limited changes to our compensation programs for fiscal 2011. One item of significance – a reduction in the maximum payout opportunity under our long-term performance share plan – is discussed in detail later in this CD&A. During fiscal 2011, the Committee also established a more specific philosophy about its use of external compensation market data, but this occurred after fiscal 2011 compensation decisions were made. This is also discussed later in the CD&A.

Compensation Consultant. The Committee relies on the expertise of an independent compensation consultant, which it engages directly, to assist it in obtaining and reviewing information relevant to compensation decisions. Frederic W. Cook & Co., Inc. was engaged as the Committee’s consultant for fiscal 2011. The independence and performance of the consultant are of the utmost importance to the Committee. As a result, the Committee maintains a policy that prevents management from directly engaging the consultant for significant projects without the prior approval of the Committee’s Chair. Given the focused scope of Frederic W. Cook & Co., Inc.’s services, no management-generated fees are expected with this firm. For fiscal 2011, Frederic W. Cook & Co., Inc. did not provide any additional services to us or our affiliates. The Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis, and conducts a formal evaluation of the consultant annually.

External Comparisons. As mentioned above, the Committee considers external comparisons when setting pay. Historically, the Committee has not set our named executive officers’ total compensation at any specific percentile of an external comparator group’s compensation levels. Rather, the Committee has used peer group data – as well as general industry data and data from a customized survey of companies in the food and consumer products industries – as a market check on its compensation decisions. This practice continued for fiscal 2011.

The Committee’s first step in using external data for fiscal 2011 was the identification of an appropriate “peer group.” The Committee’s consultant prepared a list of peer consumer product companies (with an emphasis on food and beverage companies) based on the following criteria:

•	Operations (similar scale and industry);

•	Talent (similar labor and customer markets); and

•	Investors (similar performance characteristics, growth orientation and volatility).

At the Committee’s direction, the consultant included companies with annual revenues between one-third to three times our own. However, if a larger or smaller company was sufficiently similar and comparable to us in terms of other criteria, such as talent, the consultant was permitted to include it. To further enhance the comparability of the companies included in the peer group, the consultant used regression analysis to size-adjust the compensation data for differences in company revenue. The Committee also asked the consultant to ensure that the peer group would be large enough to withstand unanticipated changes in the included companies’ structure or compensation programs.

Shortly before the start of fiscal 2011, the Committee approved the following peer group composition for fiscal 2011:

Campbell Soup Company	The Hershey Company	McCormick & Company, Inc.
Clorox Company	H.J. Heinz Company	Molson Coors Brewing Company
The Coca-Cola Company	Hormel Foods Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kellogg Company	Sara Lee Corporation
Dean Foods Company	Kimberly-Clark Corporation
General Mills, Inc.	Kraft Foods Inc.

To maximize year-over-year comparability, the Committee prefers consistency in the peer group. However, the Committee thoroughly evaluates each member of the group on an annual basis to ensure continued appropriateness. The peer group has been consistent since fiscal 2010 and the Committee approved this same peer group for fiscal 2012. The median revenue of the peer group listed above is similar to ours; overall, the companies fall within a range of approximately one-quarter to three and one-half times our annual revenue.

Choosing Performance Metrics and Assessing Results. Another critical component in the process of designing the fiscal 2011 compensation program and making fiscal 2011 pay decisions was selecting the correct performance metrics for incentive plans and considering the extent to which the company performed against those metrics at the end of the appropriate performance periods. This is an area in which Mr. Rodkin was consulted. In particular, the Committee asked Mr. Rodkin to provide his views on the appropriate company goals to use for fiscal 2011 incentive plans based on his understanding of investor expectations and how those expectations are reflected in our operating plans. At the end of the incentive performance period, he offered the Committee his views of the company’s actual performance against expectations. The Committee had sole authority to approve the program metrics and payouts, but found Mr. Rodkin’s views regarding how the businesses performed during the fiscal year valuable.

Individual Performance. With respect to individual performance, which also informed fiscal 2011 compensation decisions, the Committee relied on regular performance evaluations of the senior leadership team and focused on the outcome of strategic projects and initiatives, whether organizational goals were met, and the leadership behaviors exhibited. The full Board participated in a formal evaluation of Mr. Rodkin’s performance for fiscal 2011. As a part of this process, Mr. Rodkin provided the Board with a self-assessment. For the other named executive officers, none of whom reports directly to the Board, Mr. Rodkin shared his assessment of their performance with the Committee. As part of this assessment, Mr. Rodkin provided his view on the level of salary and incentive compensation that the Committee should consider awarding to the individuals. Neither Mr. Rodkin nor any other individual named executive officer plays a direct role in his or her own compensation determination.

The remainder of this CD&A focuses primarily on fiscal 2011 compensation decisions. Our senior Human Resources and Legal officers and our Compensation and Benefits Department work closely with the Committee to implement and administer the approved programs and support the Committee in communications with its consultant.

Key Elements of our Fiscal 2011 Compensation Program

The fiscal 2011 pay packages for our named executive officers consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for fiscal 2011 was a significant percentage – more than 75% of total compensation. This is shown in the charts below. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes the emphasis on stock-based compensation is the best method of aligning management interests with those of our stockholders.

FY11 Named Executive Officer Compensation Mix (At Target)	FY11 CEO Compensation Mix (At Target)

Incentive compensation: 79%	Incentive compensation: 88%

Named Executive Officer Considerations. The Committee specifically considered the following when setting compensation opportunities and final payouts for each of our named executive officers for fiscal 2011:

Mr. Gary M. Rodkin. Mr. Rodkin has been our Chief Executive Officer and President since 2005. For fiscal 2011, consistent with previous years, Mr. Rodkin’s salary, annual incentive opportunity under the Management Incentive Plan, or MIP, and long-term incentives (comprised of performance shares and an option award) were larger than the comparable opportunities for the other named executive officers. However, Mr. Rodkin did not receive a salary increase, an increase in his MIP targeted opportunity or an increase in his targeted opportunity for long-term incentives for fiscal 2011. The Committee took into account Mr. Rodkin’s leadership, value to the company and accountability for the performance of the entire organization in setting his pay. The Committee also reviewed market data related to Mr. Rodkin’s compensation, as a whole and for each component, and found them reasonable versus the peer group. The Committee believes that within the company, Mr. Rodkin should have the highest ratio of incentive pay to salary and largest aggregate compensation opportunity.

Mr. John F. Gehring. Mr. Gehring has served as our Executive Vice President and Chief Financial Officer since 2009. Since he joined ConAgra Foods in 2002, Mr. Gehring has held roles with increasing responsibilities within our Finance organization. Today, Mr. Gehring has responsibility for key areas such as Accounting, Treasury, Risk, Investor Relations, M&A, Corporate Strategy and Planning and Aviation. At the beginning of fiscal 2011, his responsibilities also included our Facilities and Real Estate function. The Committee considered the broad scope of his responsibilities, his tenure and market data in setting his compensation opportunities for fiscal 2011. The Committee also considered internal pay equity, and determined that Messrs. Gehring, Hawaux and Keck should have comparable incentive opportunities for fiscal 2011.

Ms. Colleen R. Batcheler. Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since 2009. Since she joined ConAgra Foods in June 2006, Ms. Batcheler has held roles with increasing responsibility within the Legal organization and, during fiscal 2011, she assumed responsibility for the company’s Government Affairs function. When setting Ms. Batcheler’s compensation opportunities for fiscal 2011, the Committee reviewed market data as well as Ms. Batcheler’s achievement in controlling administrative cost, achieving successful legal outcomes for the company and demonstrated growth in her role.

Mr. Andre J. Hawaux. Mr. Hawaux has been the President of our Consumer Foods business since 2009. Previously, he was our Chief Financial Officer from 2006 until 2009. Our Consumer Foods business represented 65% of our fiscal 2011 net sales and our overall success is largely dependent on the success of the business Mr. Hawaux leads. He also had responsibility for our Information Technology function throughout fiscal 2011. The Committee considered the significant responsibilities held by Mr. Hawaux, his tenure and market data in setting his compensation opportunities for fiscal 2011. As noted above, internal pay equity also was considered.

Mr. Brian L. Keck. On September 7, 2010, Mr. Keck joined the company as Executive Vice President and Chief Administrative Officer, assuming responsibility for our Human Resources function and Communication & External Relations functions from Mr. Sharpe and for our Facilities and Real Estate functions from Mr. Gehring. The Committee considered Mr. Keck’s prior experiences and highly transferable skills, as well as market data and internal pay equity, when setting his compensation opportunities upon hire, including his sign-on compensation.

Mr. Robert F. Sharpe, Jr. Mr. Sharpe, who retired at the end of fiscal 2011, received the second highest overall compensation opportunity for fiscal 2011. At the start of fiscal 2011, Mr. Sharpe’s job scope was very broad. He was serving as President of our Commercial Foods business (which represented 35% of our fiscal 2011 net sales) and leading our Human Resources, Communication & External Relations and Government Affairs functions. Mr. Sharpe’s prior experiences in a wide variety of roles within consumer packaged goods companies also contributed to the determination of his pay level, as well as the provisions of his employment agreement (Mr. Sharpe was the only executive other than Mr. Rodkin to have been hired in the past six years with an employment agreement). Mr. Sharpe’s actual fiscal 2011 compensation opportunity was reduced following his decision, in October 2010, to retire at the conclusion of fiscal 2011. Following his decision to retire, Mr. Sharpe reduced his responsibilities and work schedule. Mr. Sharpe ceased to be an executive officer of the company on October 17, 2010, and served as special advisor to the Chief Executive Officer from that time until his retirement on May 29, 2011.

Below is a more detailed analysis of each element of the fiscal 2011 compensation program for our named executive officers.

Salaries. We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. Less than 25% of each executive’s total compensation opportunity for fiscal 2011 was provided in the form of base salary.

Named	Fiscal 2010 Salary	Fiscal 2011 Salary
Executive Officer	Rate	Rate		Considerations

Mr. Rodkin	$1,000,000		$1,000,000	Provided for under Mr. Rodkin’s employment agreement; has not increased since he joined the company in 2005
Mr. Gehring	$450,000		$500,000	Increased $50,000 for fiscal 2011 (effective July 12, 2010) given his fiscal 2010 accomplishments and continuing development
Ms. Batcheler	$415,000		$435,000	Increased $20,000 for fiscal 2011 (effective September 6, 2010) given her fiscal 2010 accomplishments and continuing development
Mr. Hawaux	$600,000		$640,000	Increased $40,000 for fiscal 2011 (effective September 6, 2010) recognizing the performance of the Consumer Foods business in fiscal 2010
Mr. Keck	n/a		$525,000	Newly hired to position
Former Executive Officer
Mr. Sharpe	$675,000	Actual salary of $	429,808	Reduced from an annual rate of $675,000 to an annual rate of $250,000 following his announced retirement and reduced responsibilities and work schedule

Incentive Programs. Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive programs for fiscal 2011. Opportunities under these programs combined to represent approximately 75% of the named executive officers’ compensation opportunity. Financial targets disclosed in this section are done so in the limited context of these incentive plans and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan. The fiscal 2011 MIP provided a cash incentive opportunity to about 2,100 employees. For each of the named executive officers, the Committee used the terms of the fiscal 2011 MIP to guide its determination of the annual incentive amounts payable to each of the named executive officers. The fiscal 2011 MIP payments were based on:

•	our fiscal 2011 performance against pre-established financial goals for company-wide profit before tax, or PBT;

•	the method in which we delivered our PBT performance; and

•	each participant’s (1) performance against his or her individual objectives and (2) target award (expressed as a percentage of salary) approved for the individual by the Committee.

Below is a discussion of how each of these considerations was applied to the fiscal 2011 awards earned by the named executive officers.

First Consideration: Were Pre-Established Performance Goals Met? At the start of fiscal 2011, the Committee approved PBT goals under the MIP, and developed target and maximum senior management incentive opportunities at corresponding levels of PBT. The Committee retained discretion to exclude items impacting comparability from company-wide PBT results according to the terms of the plan. The PBT goals for the fiscal 2011 MIP applicable to the named executive officers were:

Minimum PBT to Earn a Fiscal 2011 MIP Payment:	$1,155 million

Target PBT for Fiscal 2011 MIP:	$1,284 million

PBT to Earn Maximum Payouts under Fiscal 2011 MIP:	$1,540 million

The target PBT was established to align with our original guidance to stockholders that fiscal 2011 diluted EPS, adjusted for items impacting comparability, was expected to grow 8% to 10% over comparable fiscal 2010 EPS. In line with its pay for performance philosophy, the Committee did not revise fiscal 2011 PBT goals under the MIP when management determined early in the year that the company was unlikely to achieve its targeted EPS or PBT.

The following table shows the ranges of authorized payments (expressed as a percentage of salary) for the named executive officers for the target and maximum PBT goals approved for the fiscal 2011 MIP. No incentive was guaranteed. Payouts were interpolated between the PBT markers according to a Committee approved payout slope to determine actual earned awards. For example, PBT of $1,284 million equated to a payout at target, while PBT of $1,219 million equated to a payout of approximately 60% of target.

Named	Target MIP Award	Maximum MIP Award
Executive Officer	(PBT of $1,284 million)	(PBT at or above $1,540 million)

Mr. Rodkin (1)	Up to 200% of salary	Up to 400% of salary
Mr. Gehring	Up to 100% of salary	Up to 200% of salary
Ms. Batcheler	Up to 80% of salary	Up to 160% of salary
Mr. Hawaux	Up to 100% of salary	Up to 200% of salary
Mr. Keck	Up to 100% of salary	Up to 200% of salary
Former Executive Officer
Mr. Sharpe (2)	Up to 100% of salary	Up to 200% of salary

1.	Mr. Rodkin’s employment agreement leaves his MIP opportunity uncapped, but he agreed to a 200% of target cap (400% of base salary) for fiscal 2011. His agreement does not contain a guaranteed MIP payment.

2.	Mr. Sharpe’s employment agreement provided for a target MIP opportunity of not less than 100% of his salary actually earned in fiscal 2011. No payout was guaranteed.

The fiscal 2011 MIP defined PBT as the company’s income tax expense plus its net income from continuing operations. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great an impact on plan payouts, the terms of the fiscal 2011 MIP allowed PBT to be adjusted for specific items that occurred during the year. For fiscal 2011, the Committee approved adjustments to eliminate the impacts during the year of a sizable insurance recovery, restructuring events, net hedge gains, the net impact of the early repayment of a note receivable held by the company, and asset sales.

The company achieved fiscal 2011 PBT of $1,179 million for MIP purposes, which was above threshold but only 92% of targeted performance. According to the pre-established goals, this performance level equated to a payout of 22% of target MIP awards.

Second Consideration: How was the Business Plan Delivered? Once the PBT review was complete, the Committee considered the manner in which management executed the operating plan during the year. The fiscal 2011 MIP gave the Committee discretion to modify payouts based on this assessment.

Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin recognized that we did not achieve the company-wide PBT target set at the start of the fiscal year, and communicated his strong belief that pay levels should be commensurate with performance. He noted the challenges experienced by the business, and his disappointment with the company’s results. Mr. Rodkin advised the Committee, however, that even with below-expected PBT performance, the company had other successes, such as (1) the strong results of the company’s ConAgra Mills business, (2) successful performance against cost savings and operating cash flow goals, and (3) functional accomplishments. Therefore, Mr. Rodkin recommended that payouts fund at the 22% level authorized under the PBT formula. The Committee concurred with Mr. Rodkin’s assessment and agreed with him that payouts at levels equal to 22% of the target amount authorized under the PBT performance metric would be generally appropriate prior to considering individual performance.

Third Consideration: How Did Each Named Executive Officer Perform? The Committee’s final consideration in determining each named executive officer’s fiscal 2011 MIP payout was an assessment of his or her individual performance. Mr. Rodkin’s input on the individual contribution of these leaders assisted the Committee in approving specific MIP payouts. In line with the company’s strong pay for performance philosophy, Mr. Rodkin shared his perspective that given the overall performance of the company, the formulaically derived payouts were appropriate and that no named executive officer should be rewarded at a level above the 22% of his or her individual target level, notwithstanding the various functional achievements described above for each officer under “Named Executive Officer Considerations” (two awards were rounded to the nearest $100 for administrative convenience). He also shared his belief that the accomplishments of the leadership team in the face of external challenges were such that a reduction below the 22% level for any individual would be unwarranted. The Committee agreed, and each officer’s functional achievements described on pages 16 and 17 of this section were the material considerations, in addition to Mr. Rodkin’s views, for the Committee in reaching this conclusion. The full Board’s performance evaluation of Mr. Rodkin was used in determining his payout, and the Board concluded similarly for Mr. Rodkin.

The Committee believes that the MIP awards paid to the named executive officers for fiscal 2011 are consistent with the level of accomplishment by the company and the named executive officers.

Named	Award Authorized for PBT
Executive Officer	Performance at 22% of Target	Actual MIP Payout

Mr. Rodkin	$440,000	$440,000
Mr. Gehring	$110,000	$110,000
Ms. Batcheler	$76,560	$76,600
Mr. Hawaux	$140,800	$140,800
Mr. Keck	$115,500	$115,500
Former Executive Officer
Mr. Sharpe	$94,558 (1)	$94,600

1.	Represents 22% of the salary Mr. Sharpe actually earned during fiscal 2011.

Long-Term Incentive Plan. The long-term incentive plan for senior officers includes an award of stock options and an award of performance shares that are settled in shares of common stock based on results over a three-year performance period. The performance shares reward the improvement over the three-year performance period in metrics likely to have a significant impact on enterprise value: growth in EBIT and performance against ROAIC goals. These metrics are calculated as follows:

•	EBIT: Net interest expense + income tax expense + income from continuing operations. Similar to the MIP, adjustments may be made for unusual items.

•	ROAIC: (EBIT x (1- the company’s tax rate)) / average invested capital. Average invested capital is the twelve-month rolling average of the total assets less cash and cash equivalents and non-interest bearing liabilities. Adjustments may be made to these calculations for unusual items.

The program also rewards stock price appreciation directly through the granting of stock options. The ultimate value of earned performance shares, which are paid in stock, is also impacted directly by stock price.

The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in both the executive pay program overall and this program in particular evidences this belief. We describe each component of the plan below.

Stock Options. The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. All options granted have an exercise price equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest 40% on the first anniversary of the grant date, subject to the executive’s continued employment with the company. The remaining portion of the award vests in equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment. The grant date fair value of the stock options awarded to our named executive officers is included in the “Option Awards” column of the Summary Compensation Table – Fiscal 2011 on page 28. The number of options granted to each named executive officer under the fiscal 2011 option program is set forth below. The Committee considered the factors discussed above under the heading “Named Executive Officer Considerations” when determining grant sizes by individual, although the Committee’s review of market data for long-term incentives was done in the aggregate (meaning the implied value of the stock option and performance share grants together were compared to the available external data).

Named	Stock Options
Executive Officer	Granted For Fiscal 2011 Program

Mr. Rodkin (1)	500,000
Mr. Gehring (1)	160,000
Ms. Batcheler (1)	120,000
Mr. Hawaux (1)	160,000
Mr. Keck (2)	160,000
Former Executive Officer
Mr. Sharpe (1)	180,000

1.	Granted on July 25, 2010 with an exercise price of $23.93 per share.

2.	Granted on October 1, 2010 with an exercise price of $22.13 per share in connection with Mr. Keck joining the company in September 2010.

Performance Shares. Performance shares represent the award of an opportunity to earn a defined number of shares of our common stock if we achieve pre-set, three-year performance goals. For the three performance periods in effect during fiscal 2011, the targeted number of shares for each named executive officer was as set forth in the table that follows.

	Performance Shares	Performance Shares	Performance Shares
Named	Granted for Fiscal	Granted for Fiscal	Granted for Fiscal
Executive Officer	2011 to 2013 Program	2010 to 2012 Program	2009 to 2011 Program

Mr. Rodkin	100,000	100,000	100,000
Mr. Gehring (1)	32,000	32,000	29,000
Ms. Batcheler (1)	24,000	24,000	16,000
Mr. Hawaux	32,000	32,000	32,000
Mr. Keck (2)	32,000	—	—
Former Executive Officer
Mr. Sharpe	32,000	32,000	32,000

1.	Mr. Gehring’s and Ms. Batcheler’s targeted opportunities under the performance share plan were increased in connection with promotions.

2.	Mr. Keck joined the company in September 2010.

The grant date fair value of the performance shares, based on the probable outcome of the performance conditions, is included in the “Stock Awards” column of the Summary Compensation Table — Fiscal 2011.

The Committee considered the factors discussed above under the heading “Named Executive Officer Considerations” when determining grant sizes by individual, although the Committee’s review of market data for long-term incentives was done in the aggregate, as explained above under “Stock Options.”

As indicated in the table above, the number of targeted performance shares, by named executive officer, has been flat, other than in connection with promotions. Instead of determining performance share grant sizes using a targeted dollar value, and then dividing that value by our stock price on the date of grant, the Committee used a fixed share approach to determine target awards in each of the outstanding cycles. In these cycles, the Committee has believed that a targeted dollar value approach would inappropriately increase the number of performance shares awarded (particularly during a recessed stock market). Instead, with the exception of increases for promotions, the Committee has awarded the same number of target performance shares to the named executive officers each year, with the premise that the market will normalize over the three-year performance period of the awards. The Committee will continue to evaluate its approach, and ensure that targeted awards are appropriately sized.

The actual number of shares of common stock that will be issued for each performance share cycle is determined based on a combination of growth in EBIT and performance against targets for ROAIC. The Committee selected these financial metrics because it believes they have a positive impact on stockholder value.

The following table includes performance targets for a payout of 100% of the total number of shares granted.

	3-Year Compound	3-Year Average ROAIC
	EBIT Growth Target	Target

Fiscal 2009 to 2011 cycle	14%	10.6%
Fiscal 2010 to 2012 cycle	8%	11%
Fiscal 2011 to 2013 cycle	8%	13%

A payout of more or less than 100% of the total number of shares granted may be earned depending on actual results, but no payouts are guaranteed. In each program cycle, the targets are designed such that lower levels of combined EBIT growth and ROAIC are rewarded at significantly less than a full payout on the granted performance shares. In addition, the fiscal 2010 to 2012 cycle requires EBIT growth of at least 4.5% for a payout to occur, regardless of ROAIC performance. Similarly, the fiscal 2011 to 2013 cycle requires EBIT growth of at least 4.0% for a payout to occur, regardless of ROAIC performance.

Because these EBIT targets are focused on growth over the relevant performance period, the level of EBIT from which performance is expected to grow impacts the target. In other words, the company’s low EBIT for fiscal 2008, coupled with strong expectations for the fiscal 2009 to 2011 performance period, is the reason for the 14% EBIT growth target in that cycle. For the cycles beginning in fiscal 2010 and fiscal 2011, the baseline EBIT from which growth was planned was more normal. When the Committee adopted the performance share program, it included the ability to adjust EBIT and ROAIC for restructuring and unusual items as appropriate.

Prior to fiscal 2011, the maximum number of shares that could be earned under the performance share plan was 300% of the original grant. This maximum applies to the fiscal 2009 to 2011 and fiscal 2010 to 2012 cycles of the program. When creating the fiscal 2011 to 2013 cycle of the program in July 2010, the Committee reduced this maximum to 200% of the original grant. The Committee made this change after a review of market practices.

At the end of fiscal 2011, the fiscal 2009 to 2011 cycle of the long-term program concluded. We delivered a combined level of three-year compound EBIT growth and three-year average ROAIC over the performance period (after adjustments) that equaled a funding level of approximately 121% of target. This funding level was achieved through the delivery of three-year compound EBIT growth of approximately 9.6%, and a three-year average ROAIC of approximately 11.8%. In determining the three-year EBIT growth and average ROAIC, the Committee considered and authorized adjustments to eliminate the impacts during the performance period of a sizable insurance recovery, restructuring events, net hedge gains and asset sales. The following numbers of shares of common stock were issued to the named executive officers for the fiscal 2009 to 2011 cycle (amounts include dividend equivalents, which were paid in additional shares):

•	Mr. Rodkin, 136,232 shares;

•	Mr. Gehring, 39,507 shares;

•	Ms. Batcheler, 21,797 shares;

•	Messrs. Hawaux and Sharpe, 43,594 shares each; and

•	Mr. Keck, zero shares, as he was not a participant in this cycle.

With respect to the fiscal 2010 to 2012 program and fiscal 2011 to 2013 program, no payouts have yet been earned.

Other Features. Performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows for pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. To date, however, the Committee has not used this discretion. Both this exception and discretion are subject to satisfaction of the performance goals. Dividend equivalents are paid on the portion of performance shares actually earned, and are paid at the regular dividend rate in shares of our stock.

Other Fiscal 2011 Compensation. The additional elements of our compensation program for the named executive officers during fiscal 2011 were as follows:

Discretionary Bonus or Equity Grant. The Committee may choose to approve a sign-on or discretionary bonus or equity grant for a senior officer if it deems it necessary as a recruitment tool or to recognize extraordinary performance. Discretionary cash bonuses are included in the “Bonus” column of the Summary Compensation Table – Fiscal 2011 and the grant date fair value of a sign-on or discretionary equity award is included in either the “Stock Awards” or “Option Awards” column of the table, as appropriate. During fiscal 2011, a $100,000 sign-on bonus was awarded to Mr. Keck as a recruitment tool when he was asked to join us as Executive Vice President and Chief Administrative Officer. He is required to repay 65% of the bonus if prior to September 7, 2012 he either is terminated for “Cause” (as described on page 40) or terminates his own employment without good reason. Mr. Keck is also required to repay 65% of the bonus if he terminates his own employment prior to September 7, 2012 without the consent of the Board of Directors or the Committee. Mr. Keck also received a grant of 40,000 restricted stock units as a sign-on inducement and to begin building his stockholder alignment. These restricted stock units fully vest on the third anniversary of the date of grant, or earlier on a pro-rata basis upon certain circumstances resulting in his departure from the company (described more fully on page 41). No dividends are paid on the restricted stock units.

Retirement and Health and Welfare Programs. We offer a package of core employee benefits to our employees, including our named executive officers. This includes health, dental and vision coverage, life insurance and disability insurance. The company and employee participants share in the cost of these programs. Each of the named executive officers was also entitled to participate in an executive physical program during fiscal 2011. The company covered the cost of the physical, although the executive was responsible for the taxes associated with the program. As an alternative to participation in the executive physical, each of the named executive officers was entitled to elect participation in a medical access program, with the cost of the program imputed to the executive as taxable income.

With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers are entitled to participate in these plans.

Some of the named executive officers and other employees at various levels of the organization participate in a non-qualified pension plan, non-qualified 401(k) plan and/or voluntary deferred compensation plan. The non-qualified pension and non-qualified 401(k) plans permit us to pay retirement benefits in amounts that exceed the limitations imposed by the Internal Revenue Code, which we refer to as the Code, under our qualified plans. With respect to the non-qualified pension plan, the employment agreement entered into with Mr. Rodkin upon his hiring in 2005 provides that, subject to service requirements and various exceptions, years of service for purposes of calculating benefits will be credited at a three-for-one rate until he has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million. Prior to his retirement, Mr. Sharpe was party to an employment agreement that provided him with years of service for purposes of calculating benefits under the non-qualified pension plan at a two-for-one rate.

The company’s deferred compensation plan allows the named executive officers, as well as a broader group of approximately 800 employees, to defer receipt of up to 50% of their base salary and 85% of their annual cash incentive compensation. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2011. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2011” and “Non-Qualified Deferred Compensation – Fiscal 2011” below.

Perquisites. The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table — Fiscal 2011.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, we have entered into an aircraft timeshare agreement with Mr. Rodkin. The Committee also authorized a timeshare agreement for Mr. Sharpe, which was terminated on November 30, 2010. Under the agreements, the executives are responsible for reimbursing us, in cash, in an amount approximately equal to the variable cost of operating the aircraft for each personal flight taken.

Relocation Benefits. We offer relocation benefits to employees at many levels in our organization. These benefits are available upon hire or an internal movement requiring a change in primary business location. Mr. Keck received relocation benefits upon hire that are consistent with our standard relocation package, including payment of reasonable and customary buyer’s closing expenses on a new home in Omaha, Nebraska, a transition support payment, household good shipment support and tax assistance for those relocation benefits that resulted in taxable compensation. The incremental costs to the company of Mr. Keck’s relocation benefits are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2011.

Change of Control/Severance Benefits. We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness.

Following a review of market practices in July 2011, the Committee adopted a policy that any future change in control benefits will be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change in control program participation, the individual will not be entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to future participants would be inappropriate relative to best executive pay practices.

We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments Upon Termination or Change of Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers are also described under the heading “Potential Payments Upon Termination or Change of Control”.

Fiscal 2012 Programs

The Committee reviewed and approved fiscal 2012 compensation opportunities for our executive and senior officers in July 2011. In light of the company’s overall fiscal 2011 performance, none of the named executive officers received a salary increase for fiscal 2012. In addition, there was no material change in the design of the annual incentive plan versus the fiscal 2011 MIP or in the elements described under “Other Fiscal 2011 Compensation” (other than the Committee’s adoption of a policy against future excise-tax gross-ups, as discussed in the preceding paragraphs). With respect to long-term incentives, the Committee approved grants of performance shares and stock options for our executive and senior officers as it has in the past. The stock options have the same terms as they have in prior years and the structure of the performance share plan remains unchanged. However, the Committee approved a change to the performance metrics for the new fiscal 2012 to 2014 cycle of the performance share plan. In lieu of EBIT and ROAIC goals, the Committee approved goals for our three-year average cash flow return on operations and three-year average net sales growth. The Committee made this change following an extensive review, throughout fiscal 2011, with management and its compensation consultant’s assistance, of financial metrics that would ensure strong alignment between participant incentives and the behaviors necessary to drive business success against investor expectations over the next three years. Although EBIT and ROAIC remain important metrics and continue to be the performance objectives for the outstanding fiscal 2010 to fiscal 2012 and fiscal 2011 to fiscal 2013 cycles of the performance share plan, the Committee ultimately determined that a set of metrics with strong emphasis on revenue and operating cash flow growth were preferable for the new cycle.

The final notable change with respect to executive compensation that occurred after the start of fiscal 2011 relates to the Committee’s intended use of market data. During fiscal 2011, the Committee undertook an ordinary course review of its pay for performance philosophy, including the key objectives of our executive compensation program included on pages 13 and 14. As part of this review, the Committee reaffirmed its multi-faceted approach to setting compensation opportunities, but also articulated directional market positioning ranges for our senior officers’ salaries, annual incentive opportunities, long-term incentive opportunities, and total direct compensation levels.

The Committee intends to use the following directional ranges in future years to determine whether our compensation program is competitive with the peer group, but just as in previous years, this remains only one of a number of analytical tools and reference points. Therefore, the ranges described below are not intended to be prescriptive determinants of individual compensation, but instead serve as guideposts for competitive market comparison. The potential for significant differences continues to exist between competitor pay programs, both in the degree of “stretch” inherent in incentive plan performance targets and in program design. For example, some competitors use a greater portion of fixed compensation than the company, making payouts more certain. The Committee therefore intends to continue to place strong weight on individual performance, position responsibilities and retention considerations when setting individual compensation opportunities.

The “Directional Market Positioning” column in the following table is intended to generally guide the Committee’s future decisions on the amount and mix of individual pay opportunity rather than strictly determine them. Ultimately, what is paid relative to the opportunity will be solely based upon the performance of the individual and the company.

Directional Market Positioning
(Denotes opportunity; payout is
Compensation Element	Description	determined based upon actual performance)

Base Salary	Portion of pay that is fixed, not variable	50th percentile

Annual Cash Incentive Opportunity	Cash incentive opportunity based on specific financial results for a single fiscal year; variable	50th to 60th percentile

Long-Term Incentive Opportunity	Stock options and performance shares, which represent a right to earn shares of stock based on specific financial results over a three-year period; variable	65th to 75th percentile

Total Direct Compensation Opportunity	Base Salary plus Annual Cash Incentive Opportunity plus Long-Term Incentive Opportunity	60th to 70th percentile

We expect to further discuss and analyze these ranges and their impact on compensation decisions for fiscal 2012 in our proxy statement for our 2012 Annual Meeting of Stockholders.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 180 of our senior officers because it believes that management stock ownership promotes alignment with stockholder interests. The number of shares of ConAgra Foods common stock that our named executive officers are required to hold is set at a multiple of their salary and increases with greater responsibility within the company. The named executive officers are expected to reach the set level within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of July 29, 2011.

	Stock Ownership	Actual
Named	Guideline	Ownership
Executive Officer (1)	(% of Salary)	(% of Salary) (2)

Mr. Rodkin	600%	1,873%
Mr. Gehring	400%	682%
Ms. Batcheler	300%	167%
Mr. Hawaux	400%	614%
Mr. Keck (3)	400%	177%

1.	Given his retirement, Mr. Sharpe is intentionally omitted from this table.

2.	Based on the average daily price of our common stock on the NYSE for the 12 months ended July 29, 2011 ($23.2895) and executive salaries in effect on July 29, 2011.

3.	Mr. Keck joined the company in September 2010.

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes a merit award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regularly scheduled Committee meeting. In the event management proposes a sign-on grant for a senior officer and a grant-related decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be made the first trading day of the month on or following the officer’s date of hire.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, other than the chief financial officer, who are employed as of the end of the calendar year. This limitation does not apply to qualified performance-based compensation under federal tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance goals approved by our stockholders. The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully tax deductible. For fiscal 2011, all annual incentive and performance share awards to covered employees were subject to, and made in accordance with, performance-based compensation arrangements that were intended to qualify as tax deductible. In order to achieve this result, the Committee approved a framework in which (1) maximum awards under these incentive programs would be authorized upon attainment of a pre-determined level of diluted EPS of $0.50 (compared to actual fiscal 2011 diluted EPS of $1.88) and (2) negative discretion would be applied by the Committee to decrease authorized awards based upon the program frameworks described above (that is, based on PBT results for the MIP, and EBIT and ROAIC results for the performance shares). The Committee intends to continue using this type of approach to preserve the tax deductibility of its compensation arrangements in the future. However, the Committee does retain the discretion to occasionally make payments or grants of equity that are not fully deductible if, in its judgment, those payments or grants are needed to achieve its overall compensation objectives.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion & Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the company’s Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

ConAgra Foods, Inc. Human Resources Committee

Steven F. Goldstone
Joie A. Gregor
W.G. Jurgensen
Ruth Ann Marshall
Ken Stinson, Chairman

Summary Compensation Table – Fiscal 2011

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2011, for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2011, and for Mr. Sharpe, who was no longer serving as an executive officer at the end of fiscal 2011 due to his announced retirement in October 2010 but who otherwise would have qualified to be a named executive officer. Ms. Batcheler was not a named executive officer in fiscal 2009 and Mr. Keck was not a named executive officer in fiscal 2010 or fiscal 2009; information about their compensation for those fiscal years is not included. The amounts in the following Summary Compensation Table are based in part on written agreements in place between ConAgra Foods and certain of these individuals as discussed in the CD&A and “Potential Payments Upon Termination or Change of Control”.

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
	Fiscal	Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Gary M. Rodkin	2011	1,000,000	—	2,136,000	1,675,000	440,000	3,081,026	174,954	8,506,980
CEO and President	2010	1,000,000	—	1,905,000	1,351,850	3,200,000	2,178,843	124,612	9,760,305
	2009	1,019,231	—	2,126,000	1,425,850	1,100,000	1,127,311	187,596	6,985,988

John F. Gehring	2011	494,231	—	683,520	536,000	110,000	221,123	45,019	2,089,893
EVP and CFO	2010	450,000	—	609,600	432,592	750,000	139,679	42,430	2,424,301
	2009	425,962	—	561,030	309,752	220,000	46,742	28,595	1,592,081

Colleen R. Batcheler	2011	429,615	—	512,640	402,000	76,600	15,301	11,012	1,447,128
EVP, General Counsel &	2010	402,692	—	478,720	335,304	525,000	13,455	13,790	1,768,961
Corporate Secretary

Andre J. Hawaux	2011	629,231	—	683,520	536,000	140,800	188,675	63,624	2,241,850
President, Consumer	2010	600,000	—	609,600	432,592	1,100,000	111,900	59,010	2,913,102
Foods	2009	562,500	—	680,320	660,312	390,000	49,303	42,984	2,385,419

Brian L. Keck (1)	2011	381,635	100,000	1,476,480	440,000	115,500	—	299,918	2,922,733
EVP and Chief
Administrative Officer

Former Executive Officer

Robert F. Sharpe, Jr. (1)	2011	429,808	—	683,520	603,000	94,600	89,795	68,458	1,969,181
Retired President,	2010	675,000	—	609,600	486,666	1,100,000	789,570	74,181	3,735,017
Commercial Foods &	2009	687,981	—	680,320	513,306	450,000	513,920	65,426	2,910,953
EVP, CAO

1.	Mr. Keck joined the company as Executive Vice President and Chief Administrative Officer on September 7, 2010. Mr. Sharpe announced his intent to retire from the company and ceased to be an executive officer on October 17, 2010. Mr. Sharpe agreed to continue to serve as special advisor to the Chief Executive Officer through May 29, 2011.

2.	For fiscal 2009, amounts reflect payment of salary over a 53-week fiscal year. Fiscal 2011 and 2010 both contained 52 weeks. During fiscal 2011, a $100,000 sign-on bonus was awarded to Mr. Keck as a recruitment tool when he was asked to join the company as Executive Vice President and Chief Administrative Officer.

3.	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2011, the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2011, the grant date fair value of these awards would have been: Mr. Rodkin, $4,272,000; each of Messrs. Gehring, Hawaux and Sharpe, $1,367,040; Ms. Batcheler, $1,025,280; and Mr. Keck, $1,400,960.

4.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted during the reported years. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended May 29, 2010.

5.	For fiscal 2011, reflects awards earned under our annual incentive plan. A description of the fiscal 2011 MIP is included in our CD&A.

6.	The measurement date for fiscal 2011 was May 29, 2011. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2011, the entire amount reflects change in pension amounts rather than non-qualified deferred compensation earnings.

7.	The components of fiscal 2011 “All Other Compensation” are as follows (all amounts in $):

						(Column 5)
	Perquisites and Personal Benefits(a)					Company
			(Column 3)			Contribution to	(Column 6)
	(Column 1)	(Column 2)	Exec Physical /		(Column 4)	Defined	Group
	Relocation	Personal Use	Security Costs /		Matching	Contribution	Term Life
	Expenses	of Aircraft	Home Office		Gifts	Plans	Insurance
Named Executive Officer	($)	$	$		$	$	$

Mr. Rodkin	—	$32,179	(b	)	(b )	$124,027	(b	)
Mr. Gehring	—	(b )	(b	)	—	$35,763	(b	)
Ms. Batcheler	—	—	—		—	$10,138	(b	)
Mr. Hawaux	—	(b )	(b	)	—	$50,766	(b	)
Mr. Keck	$228,227	$52,600	(b	)	—	$13,327	(b	)
Former Executive Officer:
Mr. Sharpe	—	(b )	(b	)	—	$45,118	(b	)

(a)	All amounts shown are valued at the incremental cost to us of providing the benefit. Mr. Keck’s relocation expenses (Column (1)) included payment of reasonable and customary buyer’s closing expenses on a new home in Omaha, Nebraska, a transition support payment, household good shipment support and, although not technically a perquisite or personal benefit, $49,022 for tax assistance for those relocation benefits that resulted in taxable compensation. With respect to personal use of aircraft (Column (2)), Mr. Rodkin is a party to an aircraft time share agreement with us. Mr. Sharpe was also a party to an aircraft time share agreement with us until it was terminated on November 30, 2010 in connection with his announced intent to retire. Under these agreements, each of Mr. Rodkin and Mr. Sharpe (until November 30, 2010) reimbursed us, in cash, for the cost of fuel and incidentals such as landing and parking fees, crew travel expenses and catering costs of personal flights. We did not charge Messrs. Rodkin and Sharpe for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). The amounts shown for Messrs. Rodkin and Sharpe in Column (2) reflect the company’s incremental cost of conducting the personal flights, reduced by the amounts billed under the respective time share arrangement. A substantial majority of Mr. Keck’s personal use of aircraft is related to trips taken between Omaha, Nebraska and his prior home city in the first months following his hire date. He completed his relocation to Omaha, Nebraska within six months of hire.

(b)	For Columns (1) through (4), inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000. For Columns (5) and (6), a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $10,000.

Grants of Plan-Based Awards — Fiscal 2011

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2011 to the named executive officers. All equity-based grants were made under the stockholder-approved ConAgra Foods 2009 Stock Plan.

									All
									Other
								All	Option
								Other	Awards:
								Stock	Number
		Estimated Possible Payouts			Estimated Future			Awards:	of Securi-	Exercise
		Under Non-Equity			Payouts Under Equity			Number	ties	or Base	Grant Date Fair
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Shares	Under-	Price of	Value of Stock
		Thres-			Thres-			of Stock	lying	Option	and Option
	Grant	hold	Target	Maximum	hold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(3)	($/Sh)	($)(4)

Mr. Rodkin	7/20/10	—	2,000,000	4,000,000							N/A
	8/24/10				—	100,000	200,000				2,136,000
	7/25/10							—	500,000	23.93	1,675,000
Mr. Gehring	7/20/10	—	500,000	1,000,000							N/A
	8/24/10				—	32,000	64,000				683,520
	7/25/10							—	160,000	23.93	536,000
Ms. Batcheler	7/20/10	—	348,000	696,000							N/A
	8/24/10				—	24,000	48,000				512,640
	7/25/10							—	120,000	23.93	402,000
Mr. Hawaux	7/20/10	—	640,000	1,280,000							N/A
	8/24/10				—	32,000	64,000				683,520
	7/25/10							—	160,000	23.93	536,000
Mr. Keck	9/7/10	—	525,000	1,050,000							N/A
	9/7/10				—	32,000	64,000				700,480
	10/1/10							40,000			776,000
	10/1/10							—	160,000	22.13	440,000
Former Executive Officer
Mr. Sharpe	7/20/10	—	429,808	859,616							N/A
	8/24/10				—	32,000	64,000				683,520
	7/25/10							—	180,000	23.93	603,000

1.	Amounts reflect grants made under the fiscal 2011 MIP discussed in our CD&A. Actual payouts earned under the program for fiscal 2011 were below target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table — Fiscal 2011. There was no threshold payout level under the fiscal 2011 MIP.

2.	Amounts reflect the performance shares granted under our long-term incentive program for the fiscal 2011 to 2013 performance period. All awards under the fiscal 2011 to 2013 cycle, including any above-target payouts, will be earned based on our cumulative performance for the three fiscal years ending May 26, 2013. The grant date fair value of these awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718) is the amount reported in the “Stock Awards” column of the Summary Compensation Table — Fiscal 2011. There is no threshold payout under this plan.

3.	Reflects 40,000 restricted stock units awarded to Mr. Keck and option awards granted as part of the long-term incentive program in July 2011. For Mr. Keck, the grants occurred in connection with his hiring. The grant date fair value of this restricted stock unit award (computed in accordance with FASB ASC Topic 718) is included in the “Stock Awards” column of the Summary Compensation Table — Fiscal 2011 and the grant date fair value of these option awards (computed in accordance with FASB ASC Topic 718) is included in the “Option Awards” column of the Summary Compensation Table — Fiscal 2011.

4.	Amounts are computed in accordance with FASB ASC Topic 718. For performance shares, the amounts disclosed are computed based on the probable outcome of the relevant performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2011

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Awards:
						Value of	Plan Awards:	Market or
	Number of	Number of			Number of	Shares or	Number of	Payout
	Securities	Securities			Shares or	Units of	Unearned Shares,	Value of Unearned
	Underlying	Underlying	Option		Units of Stock	Stock That	Units, or Other	Shares, Units, or
	Unexercised	Unexercised	Exercise	Option	That Have	Have Not	Rights that Have	Other Rights that
	Options(#)	Options(#)	Price	Expiration	Not Vested	Vested	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable (1)	($)	Date	(#)(2)	($)	(#)(3)	($)(4)

Mr. Rodkin	1,000,000	—	22.83	8/30/2015
	480,000	—	22.72	5/25/2016
	500,000	—	22.00	7/12/2013
	500,000	—	26.80	7/16/2014
	350,000	150,000	21.26	7/15/2015
	200,000	300,000	19.05	7/14/2016
	—	500,000	23.93	7/24/2017
							300,000	7,512,000
							200,000	5,008,000

Mr. Gehring	20,000	—	24.19	2/13/2012
	8,883	—	25.36	7/11/2012
	80,000	—	23.14	7/24/2015
	80,000	—	22.00	7/12/2013
	80,000	—	26.80	7/16/2014
	56,000	24,000	21.26	7/15/2015
	28,000	12,000	16.99	1/15/2016
	64,000	96,000	19.05	7/14/2016
	—	160,000	23.93	7/24/2017
							96,000	2,403,840
							64,000	1,602,560

Ms. Batcheler	20,000	—	22.00	7/12/2013
	28,000	—	26.80	7/16/2014
	56,000	24,000	20.76	7/17/2015
	32,000	48,000	19.05	7/14/2016
	16,000	24,000	21.74	9/23/2016
	—	120,000	23.93	7/24/2017
							72,000	1,802,880
							48,000	1,201,920

Mr. Hawaux	80,000	—	25.76	11/30/2013
	100,000	—	25.76	11/30/2013
	160,000	—	26.80	7/16/2014
	112,000	48,000	21.26	7/15/2015
	—	100,000	16.99	1/15/2016
	64,000	96,000	19.05	7/14/2016
	—	160,000	23.93	7/24/2017
							96,000	2,403,840
							64,000	1,602,560

Mr. Keck	—	160,000	22.13	9/30/2017
					40,000	885,200
							64,000	1,602,560

Former Executive Officer
Mr. Sharpe	300,000	—	21.51	5/29/2014
	160,000	—	22.72	5/29/2014
	160,000	—	22.00	7/12/2013
	180,000	—	26.80	5/29/2014
	180,000	—	21.26	5/29/2014
	180,000	—	19.05	5/29/2014
	180,000	—	23.93	5/29/2014
							64,320	1,610,573
							21,760	544,870

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the named executive officers is as follows (with the exception of Mr. Sharpe, whose options all vested upon his retirement on May 29, 2011):

	Unexercis-	Vesting Schedule
	able at FYE	# of Shares	Vesting Date

Rodkin	150,000	150,000	7/16/2011

	300,000	150,000	7/15/2011
		150,000	7/15/2012

	500,000	200,000	7/25/2011
		150,000	7/25/2012
		150,000	7/25/2013

Gehring	24,000	24,000	7/16/2011

	12,000	12,000	1/16/2012

	96,000	48,000	7/15/2011
		48,000	7/15/2012

	160,000	64,000	7/25/2011
		48,000	7/25/2012
		48,000	7/25/2013

Batcheler	24,000	24,000	7/18/2011

	48,000	24,000	7/15/2011
		24,000	7/15/2012

	24,000	12,000	9/24/2011
		12,000	9/24/2012

	120,000	48,000	7/25/2011
		36,000	7/25/2012
		36,000	7/25/2013

Hawaux	48,000	48,000	7/16/2011

	100,000	100,000	1/16/2012

	96,000	48,000	7/15/2011
		48,000	7/15/2012

	160,000	64,000	7/25/2011
		48,000	7/25/2012
		48,000	7/25/2013

Keck	160,000	64,000	10/1/2011
		48,000	10/1/2012
		48,000	10/1/2013

2.	Reflects 40,000 restricted stock units awarded to Mr. Keck in connection with his hiring, which vest on October 1, 2013, or earlier on a pro-rata basis upon certain circumstances resulting in his departure from the company (described more fully on page 41).

3.	Reflects, on separate lines, as of May 29, 2011, the maximum number of shares that could be earned under each of the fiscal 2010 to 2012 performance share plan and fiscal 2011 to 2013 performance share plan. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2009 to 2011 performance share plan were paid in July 2011 and are reflected in the “Option Exercises and Stock Vested — Fiscal 2011” table. Shares earned under the fiscal 2010 to 2012 cycle will be distributed, if earned, following fiscal 2012 and shares earned under the fiscal 2011 to 2013 cycle will be distributed, if earned, following fiscal 2013.

4.	The market value of unearned shares is calculated using $25.04 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2011.

Option Exercises and Stock Vested – Fiscal 2011

	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized	Number of Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#) (1)	($)

Mr. Rodkin	—	—	121,000	3,029,840
Mr. Gehring	—	—	35,090	878,654
Ms. Batcheler	—	—	19,360	484,774
Mr. Hawaux	—	—	38,720	969,549
Mr. Keck	—	—	—	—
Former Executive Officer
Mr. Sharpe	—	—	38,720	969,549

1.	The performance period for the fiscal 2009 to 2011 performance share program ended on May 29, 2011. This column includes shares earned under that program for cumulative three-year performance. Under the plan’s terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and not shown in this table) were: 15,232 shares for Mr. Rodkin; 4,417 shares for Mr. Gehring; 2,437 shares for Ms. Batcheler; and 4,874 shares for each of Messrs. Hawaux and Sharpe. Mr. Keck joined the company in September 2010 and did not participate in the fiscal 2009 to 2011 cycle.

Pension Benefits – Fiscal 2011

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Ms. Batcheler and Messrs. Hawaux and Keck joined the company after June 1, 2004 and were automatically enrolled in option (B). Mr. Gehring was employed prior to June 1, 2004 and was automatically enrolled in option (A). Although Mr. Rodkin is enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), his employment agreement entitles him to a total pension benefit equal to the option (A) calculation. Mr. Sharpe’s employment agreement also entitled him to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to them through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•	A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•	A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table — Fiscal 2011) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive.

Certain of the named executive officers also participate in a supplemental retirement plan (which we refer to in the table below as the Non-Qualified Pension). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, an executive’s benefit under the Non-Qualified Pension is payable in installments beginning in January following the executive’s separation from service or disability, but the executive may also elect to receive payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Mr. Rodkin’s employment agreement with the company, entered into in 2005, entitles him to participate in the Non-Qualified Pension with years of service for purposes of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. If Mr. Rodkin terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Rodkin is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit.

Upon Mr. Sharpe’s retirement on May 29, 2011, Mr. Sharpe’s employment agreement with the company entitled him to participate in the Non-Qualified Pension with years of service for purposes of calculating benefits under the Non-Qualified Pension at a two-for-one rate. Accordingly, upon his retirement, Mr. Sharpe was credited with 11.1 years of service credit under the Non-Qualified Pension.

The Committee has offered eligibility to participate in, and extra years of credited service under, the Non-Qualified Pension sparingly when deemed necessary as a hiring incentive. The Committee prefers not to use this incentive. Neither Ms. Batcheler nor Mr. Keck is a participant in the Non-Qualified Pension and neither Messrs. Gehring nor Hawaux receives extra years of credited service. Mr. Keck was not eligible to participate in the Qualified Pension Plan during fiscal 2011 because one year of service is required for participation. Once Mr. Keck becomes a participant in the Qualified Pension Plan, credited service will be earned retroactive to his date of hire.

Pension Benefits – Fiscal 2011

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name (1)	(#) (2)	($) (3) (4)

Mr. Rodkin	Qualified Pension	5.8	137,824
	Non-Qualified Pension	17.3	9,646,053
Mr. Gehring	Qualified Pension	9.4	156,333
	Non-Qualified Pension	9.4	454,513
Ms. Batcheler	Qualified Pension	4.9	15,301
	Non-Qualified Pension	—	—
Mr. Hawaux	Qualified Pension	4.5	70,558
	Non-Qualified Pension	4.5	365,109
Mr. Keck	Qualified Pension	—	—
	Non-Qualified Pension	—	—
Former Executive Officer
Mr. Sharpe	Qualified Pension	5.6	139,056
	Non-Qualified Pension	11.1	2,455,437

1.	Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2011.

2.	The number of years of credited service is calculated as of May 29, 2011, which is the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 5.8 years of actual service and Mr. Sharpe had 5.6 years of actual service. The enhanced crediting rate provided to Mr. Rodkin in his employment agreement with the company resulted in an augmentation in benefits at May 29, 2011 of $7,251,718 (11.5 additional years). Upon Mr. Sharpe’s retirement on May 29, 2011, he was credited with 11.1 years of service credit under the Non-Qualified Pension, which resulted in an augmentation in benefits at May 29, 2011 of $1,558,230 (5.5 additional years).

4.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

Non-Qualified Deferred Compensation – Fiscal 2011

The following table shows the non-qualified deferred compensation activity for each named executive officer during fiscal 2011. The amounts shown include company contributions into our non-qualified 401(k) plan, which we refer to as the Non-Qualified CRISP.

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of pay the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of pay the employee contributes to the plan. However, the Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on or about December 31st and a participant must be employed on that date to receive the contribution. The value of each account is automatically linked to the value of our common stock. Account values are updated daily based on the closing market price of our common stock on the NYSE on such day.

Generally, an executive’s account balance under the Non-Qualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. Executives may also elect to receive payment within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Our voluntary deferred compensation plan, which we refer to as the Voluntary Deferred Comp plan, allows management-level employees (those above a certain salary grade, which includes the named executive officers) whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and up to 85% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), a ConAgra Foods stock account, or other investment options mirrored from the ConAgra Foods Retirement Income Savings Plan (the “Qualified CRISP”). Amounts deferred into the interest bearing account, together with earnings thereon, are ultimately distributed in cash. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts deferred into accounts mirroring the Qualified CRISP funds, together with any dividends, are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with Internal Revenue Service requirements.

An executive who is not retiring or eligible for early retirement under the Qualified Pension is required to take distribution of certain amounts earned and vested prior to 2005, which we refer to as grandfathered amounts, in a lump sum payment in the quarter end following the individual’s separation from service. An executive who is eligible to retire early under the Qualified Pension will receive his or her grandfathered amounts in annual installments. In general, all amounts other than the grandfathered amounts, which we refer to as “the other amounts,” will be distributed in cash in a lump sum in January following the executive’s separation from service. Executives may also elect to receive the other amounts at certain other times, including within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2011.

Non-Qualified Deferred Compensation — Fiscal 2011

		Executive	Registrant		Aggregate
		Contributions in	Contributions	Aggregate	Balance at Last
		Last FY	in Last FY	Earnings in	FYE
Name	Plan (1)	($)	($) (2)	Last FY ($) (3)	($) (4)

Mr. Rodkin	Non-Qualified CRISP	—	114,515	34,824	543,376
	Voluntary Deferred Comp	—	—	386,847	4,594,032
Mr. Gehring	Non-Qualified CRISP	—	28,917	8,097	123,034
	Voluntary Deferred Comp	—	—	111,107	610,966
Ms. Batcheler	Non-Qualified CRISP	—	—	—	—
	Voluntary Deferred Comp	—	—	—	—
Mr. Hawaux	Non-Qualified CRISP	—	40,966	9,514	134,492
	Voluntary Deferred Comp	—	—	92,818	723,585
Mr. Keck	Non-Qualified CRISP	—	—	—	—
	Voluntary Deferred Comp	—	—	—	—
Former Executive Officer
Mr. Sharpe	Non-Qualified CRISP	—	40,887	12,806	201,580
	Voluntary Deferred Comp	—	—	—	—

1.	Non-Qualified CRISP refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and Voluntary Deferred Comp refers to the ConAgra Foods, Inc. Voluntary Deferred Comp Plan.

2.	All Non-Qualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table — Fiscal 2011. These amounts, together with the company’s match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 7 to the Summary Compensation Table — Fiscal 2011.

3.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table — Fiscal 2011.

4.	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Rodkin, $343,107 (Non-Qualified CRISP) and $4,700,000 (Voluntary Deferred Comp); Mr. Gehring, $75,753 (Non-Qualified CRISP) and $485,000 (Voluntary Deferred Comp); Mr. Hawaux, $72,165 (Non-Qualified CRISP) and $582,933 (Voluntary Deferred Comp); and Mr. Sharpe, $131,938 (Non-Qualified CRISP). These amounts reflect actual amounts reported and do not include accumulated earnings. Mr. Keck joined the company in September of 2010 and did not have any company contributions to the Non-Qualified CRISP or the Voluntary Deferred Comp plan in fiscal 2011. Ms. Batcheler did not participate in the Non-Qualified CRISP or the Voluntary Deferred Comp plans during the years presented.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the executive’s employment terminated on the last business day of fiscal 2011 — May 27, 2011. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Mr. Gehring and Ms. Batcheler are potentially covered by the plan. Under the plan, the severance guideline for individuals with base pay at or above $250,000 per year is payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, the company will provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he or she is entitled to receive a severance payment under a change of control agreement (described below).

Messrs. Rodkin, Hawaux and Keck’s severance benefits would be paid in accordance with their agreements with the company, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to an employment agreement with Mr. Rodkin and letter agreements with Messrs. Hawaux and Keck. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, 401(k) and welfare benefit plans and other benefit programs and arrangements. The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program. The company was also a party to an employment agreement with Mr. Sharpe until his retirement on May 29, 2011.

Mr. Rodkin. The severance benefit provisions of our agreement with Mr. Rodkin are summarized in the following table. The definition of “Cause” in the agreement is action by Mr. Rodkin involving (1) willful malfeasance in connection with his employment having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of his agreement to perform the duties normally performed by an executive occupying his position when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in the agreement means (1) assignment of duties materially inconsistent with his position, (2) removal from, or failure to elect or re-elect Mr. Rodkin to his position (including his service on our Board), (3) reduction of his salary or annual target bonus opportunity in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that Mr. Rodkin be based at any office or location other than Omaha, Nebraska.

Since August 31, 2010, Mr. Rodkin has been early and normal retirement eligible under our non-qualified pension plan and under all welfare benefit and equity incentive plans and programs in which he is eligible to participate. We have therefore omitted discussion of the provisions of his agreement related to a voluntary separation from the company that does not include retirement or Good Reason.

Involuntary w/o Cause or
	Involuntary with Cause	Voluntary w/ Good Reason	Retirement	Death or Disability

Salary	Paid through month of termination	Paid through month of termination, plus lump sum equal to 24 additional months	Paid through month of termination	Paid through month of the event

Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results, plus lump sum equal to target bonus for the next two years	If approved by the HR Committee, a pro-rated award may be paid based on our actual results	Paid a pro-rated amount based upon target (for death) or actual performance (for disability)

Performance Shares	Unvested performance shares are forfeited	“Retirement” treatment applies	Performance shares earned based on our actual results are paid, but are pro-rated for the full years of completed service	“Retirement” treatment applies in the case of disability; in the case of death, performance shares paid at target based on full years of completed service

Stock Options	Options terminate; all unexercised options lapse	“Death or Disability” treatment applies	Full vesting of all options; they remain exercisable for the remainder of their terms	Full vesting of all options; they remain exercisable for the remainder of their terms

Non-Qualified CRISP	No benefits paid	“Retirement” treatment applies	Account balance paid based on participant’s advance election	“Retirement” treatment applies

Non-Qualified Pension	No benefits paid	See discussion on pages 33 to 35. Benefit will take into account an additional 24 months of service at the salary and target bonus in effect at termination	See discussion on pages 33 to 35	See discussion on pages 33 to 35

Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless become entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” treatment also available	Until executive and spouse attain age 65, they and their covered dependents are entitled to COBRA-equivalent medical coverage, at own expense	“Retirement” treatment applies

Mr. Rodkin’s agreement provides that all cash payments are generally payable in a lump sum within fifteen days following termination of employment. However, payments under the annual incentive plan and the long-term incentive plan are payable following the end of the fiscal year or other performance period at the same time such payments are made to the other senior executive officers. If Mr. Rodkin is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

Mr. Rodkin’s agreement provides him the right to participate in our change of control benefits programs as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreement also provides that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to the employment agreement may terminate the agreement at any time. In each case, Mr. Rodkin has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux. Under Mr. Hawaux’s letter agreement with the company, he is provided with a severance benefit equal to 24 months (two years) of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined.

With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreement described below.

Mr. Keck. Under Mr. Keck’s letter agreement with the company, he is provided with a severance benefit equal to 104 weeks (two years) of salary continuation. This amount is payable only in the event of termination for reasons other than “Cause” or a change of control of the company or if he terminates his employment within 45 days of the occurrence of “Good Reason”. The definition of “Cause” is materially the same as that in Mr. Rodkin’s employment agreement and discussed above. “Good Reason” is defined in the agreement as (1) Mr. Keck no longer reporting to the chief executive officer or Chairman of the Board, (2) a significant contraction of Mr. Keck’s duties as set forth in the agreement, (3) a reduction of Mr. Keck’s base salary or annual incentive target in effect on the agreement’s date, or (4) Mr. Keck’s primary office moving to a location other than Omaha, Nebraska.

If Mr. Keck retires from the company with the consent of the Board or its HR Committee prior to being vested in the Qualified Pension, his options that are vested at the time of his separation will remain exercisable for the shorter of three years following his approved retirement and the original expiration date of the option.

With respect to a termination related to a change of control of the company, Mr. Keck’s severance would be governed by the change of control agreement described below.

Mr. Sharpe. On November 17, 2010, Mr. Sharpe’s employment agreement was amended to reflect his anticipated retirement from the company at the end of fiscal 2011. Under the amended agreement, Mr. Sharpe agreed to serve as a special advisor to our CEO through May 29, 2011. Mr. Sharpe’s work schedule was reduced to a rate approximating 25% of his full-time schedule. His responsibilities included advisory work on investor relations matters, mergers and acquisitions activity and transition support to Messrs. Keck and the individual promoted to the position of President of Commercial Foods. For the remainder of fiscal 2011, Mr. Sharpe’s annual salary was reduced to an annual rate of $250,000 per year. He remained eligible for a cash incentive award for fiscal 2011 under the MIP, with his targeted award remaining equal to 100% of his total salary actually earned for fiscal 2011 (subject to the company’s achievement of MIP targets, as certified by the HR Committee). The amended agreement provided that the Committee retained the discretion to increase, but not decrease, Mr. Sharpe’s actual cash incentive award as compared to the funded level, based on his individual performance for the year, but not beyond the maximum award the Committee authorized for Mr. Sharpe at the start of the fiscal year. The Committee did not exercise this discretion. Mr. Sharpe also remained eligible to participate in the long-term incentive plan upon its terms.

The amended agreement also eliminated various provisions of Mr. Sharpe’s original employment agreement. The amendment eliminated Mr. Sharpe’s right to severance compensation in the event of a “good reason” termination. The amended agreement also eliminated Mr. Sharpe’s right to severance compensation in connection with a change in control of the company (which right was similar to that described for Mr. Rodkin, above). As a result of the amendment, Mr. Sharpe’s separate Change of Control Agreement with the company was terminated effective as of October 30, 2010 and his aircraft time share agreement with the company terminated as of November 30, 2010. Under the terms of his original employment agreement, Mr. Sharpe was contractually vested in a right to receive additional years of credited service under the Non-Qualified Pension prior to the date he announced his intention to retire.

At the time of Mr. Sharpe’s retirement, he was actively contributing to several strategic projects for the company. As a result, on June 20, 2011, the company and Mr. Sharpe entered into a short-term consulting agreement, effective as of May 29, 2011, pursuant to which Mr. Sharpe agreed to provide non-employee consulting services as assigned by our Chief Administrative Officer. Mr. Sharpe will receive a consultancy fee of $20,000 per month in return for his services and may be eligible for a cash payment at the discretion of our CEO if Mr. Sharpe contributes meaningfully to projects that have a significant impact on our operations, strategy or prospects. The consulting agreement will expire on November 30, 2011, unless earlier terminated by either Mr. Sharpe or the company with 60 days’ prior written notice. As he ceased to be an employee on May 29, 2011, the consulting agreement provides no new opportunities for Mr. Sharpe to receive benefits, equity awards or other forms of compensation from the company.

Annual Incentive Plan (the “MIP”)

The following terms of the MIP govern the impact of specific separation events not covered by an individual agreement.

•	Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year. If a participant’s position is eliminated prior to the fourth quarter of the fiscal year, he or she will not be eligible to receive any portion of the award.

•	Termination due to retirement: If a participant retires (as defined in the Qualified Pension Plan) during the fiscal year, the participant will be eligible for a pro-rated award based on the number of days the individual was eligible to participate during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with the company), a participant would forfeit his or her fiscal 2011 MIP award if he or she failed to be an active employee in good standing at the end of the fiscal year.

Any pro-rated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Restricted Stock Units

Mr. Keck received a grant of 40,000 restricted stock units as a sign-on inducement. These restricted stock units fully vest on the third anniversary of the date of grant, or earlier upon certain circumstances. Specifically, if Mr. Keck’s employment is terminated by the company for reasons other than “Cause” or a change in control, or if Mr. Keck terminates his employment within 45 days of the occurrence of “Good Reason” (with Cause and Good Reason as defined in his letter agreement), the unvested restricted stock units will vest one-third for each full year of service on the grant date anniversary. See “— Potential Payments Upon Termination or Change of Control — Agreements with Named Executive Officers” above for the definitions of “Cause” and “Good Reason” under Mr. Keck’s letter agreement.

Long-Term Incentive Plan – Performance Shares

The following terms of the performance share plan govern the impact of a separation from the company on the performance shares granted under the fiscal 2009 to 2011, fiscal 2010 to 2012, and fiscal 2011 to 2013 performance periods:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The HR Committee has the discretion to pay out some or all of the forfeited performance shares if they would have been earned based on performance and if it deems the action appropriate and in the best interests of the company.

•	Termination due to disability or retirement: Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•	Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the number of full fiscal years in the performance period during which the employee was employed (for example, upon a June 15, 2011 death, a participant would have been eligible for a payout at actual performance for the fiscal 2009 to 2011 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2010 to 2012 award and one-third of the total fiscal 2012 to 2013 award).

•	Upon a change of control, the Board or HR Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Long-Term Incentive Plan – Stock Options

The following terms govern the impact of a separation from the company on outstanding stock options:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all options unvested at the date of termination and would have 90 days to exercise vested options.

•	Termination due to disability: The participant forfeits all options that have not vested at the date of termination, and would have 3 years to exercise vested options.

•	Termination due to death: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

•	Termination due to normal retirement: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options). Upon an early retirement, the three-year exercise period for options would apply unless the Committee eliminated or shortened it, but only for vested options.

Each of the agreements evidencing outstanding awards of stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Messrs. Rodkin and Keck’s equity awards upon a separation is further governed by each individual’s agreement with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits” and “Non-Qualified

Deferred Compensation” tables beginning on page 35. Benefits provided to Mr. Rodkin are further governed by his agreement with the company.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2011, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•	Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or HR Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs, and the terms of the company’s stock plan govern the treatment of equity awards upon a change of control. The agreements are otherwise double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•	a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three (three for each named executive officer);

•	continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive. ConAgra Foods must pay the executive a single lump sum payment equal to an amount to offset taxes plus the executive’s estimated cost to participate in the medical and dental plans;

•	benefits under our Non-Qualified Pension commensurate with the executive’s years of service, including an extra three years of service, and age (except for Mr. Rodkin, whose pension benefits are determined by his employment agreement). A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•	a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

The agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin.

Generally, a termination for “cause” under the agreement requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated (as occurred with Mr. Sharpe during fiscal 2011) or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Following a review of market practices in July 2011, the Committee adopted a policy that any future change in control benefits will be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change in control program participation, the individual will not be entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to future participants would be inappropriate relative to best executive pay practices.

Summary of Possible Benefits

The first table below summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive paid the premium. The data in the tables assumes the following:

•	each triggering event occurred on May 27, 2011 (the last trading day of fiscal 2011) and the per share price of our common stock was $25.04 (the closing price of our stock on the NYSE on May 27, 2011);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•	with respect to the annual incentive plan, awards were earned at target levels and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary with cause and voluntary without good reason, it exercised that authority (including in the change of control scenario);

•	with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination in the fiscal 2011 fourth quarter;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•	Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 27, 2011;

•	in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (or such other age defined as “normal retirement” in an executive’s stand-alone agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary	Involuntary w/o
	with Cause or	Cause or
	Voluntary w/o	Voluntary w/	Normal	Death or
	Good Reason	Good Reason	Retirement	Disability
	$ (1)	$	$	$ (2)

Gary M. Rodkin
Salary Continuation	10,959	2,010,959	10,959	10,959
Annual Incentive Plan	—	6,000,000	2,000,000	2,000,000
Performance Shares	—	5,621,530	5,621,530	5,621,530
Accelerated Stock Options	—	2,919,000	2,919,000	2,919,000
Non-Qualified Pension	—	8,983,592	—	—
Benefits Continuation	—	29,290	—	—
Death Benefits	—	3,144	—	1,000,000
Disability Benefits	—	1,097	—	575,000

Total	$10,959	$25,568,612	$10,551,489	$12,126,489

John F. Gehring
Salary Continuation	—	586,538	—	—
Annual Incentive Plan	—	500,000	500,000	500,000
Performance Shares	—	—	1,798,874	1,798,874
Accelerated Stock Options	—	—	939,960	939,960
Benefits Continuation	—	14,571	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	325,000

Total	$0	$1,101,109	$3,238,834	$4,563,834

	Involuntary	Involuntary w/o
	with Cause or	Cause or
	Voluntary w/o	Voluntary w/	Normal	Death or
	Good Reason	Good Reason	Retirement	Disability
	$ (1)	$	$	$ (2)

Colleen R. Batcheler
Salary Continuation	—	463,077	—	—
Annual Incentive Plan	—	344,000	344,000	344,000
Performance Shares	—	—	1,123,620	1,123,620
Accelerated Stock Options	—	—	602,640	602,640
Benefits Continuation	—	13,377	—	—
Death Benefits	—	—	—	870,000
Disability Benefits	—	—	—	292,500

Total	$0	$820,454	$2,070,260	$3,232,760

Andre J. Hawaux
Salary Continuation	—	1,280,000	—	—
Annual Incentive Plan	—	640,000	640,000	640,000
Performance Shares	—	—	1,798,874	1,798,874
Accelerated Stock Options	—	—	1,739,080	1,739,080
Benefits Continuation	—	24,843	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	395,000

Total	$0	$1,944,843	$4,177,954	$5,572,954

Brian L. Keck
Salary Continuation	—	1,050,000	—	—
Annual Incentive Plan	—	525,000	525,000	525,000
Performance Shares	—	—	299,854	299,854
Accelerated RSUs	—	—	1,001,600	1,001,600
Accelerated Stock Options	—	—	465,600	465,600
Benefits Continuation	—	12,422	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	162,500

Total	$0	$1,587,422	$2,292,054	$3,454,554

1.	For Messrs. Gehring, Hawaux, and Keck and Ms. Batcheler, no incremental benefits are paid upon an involuntary termination for cause or upon a voluntary termination without “Good Reason.” In that scenario, payments are zero.

2.	Amounts shown as benefits from the annual incentive plan and performance shares are payable in the event of a death or disability. Amounts shown as benefits from accelerated stock options and death benefits are paid only in the event of death and are not liabilities of the company. Payouts will be made by the insurance company which holds the policy. Amounts shown as disability benefits are payable only in the event of disability. All amounts are totaled for illustrative purposes only.

In the table that follows, if, following a change of control, any of Messrs. Gehring, Hawaux or Keck or Ms. Batcheler was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Rodkin would be entitled to salary continuation through the end of the month of the event.

		Involuntary w/o Cause or
Change of Control and:	No Termination	Voluntary w/ Good Reason

Gary M. Rodkin
Salary Continuation	—	3,010,959
Annual Incentive Plan	2,000,000	8,000,000
Performance Shares	5,621,530	5,621,530
Accelerated Stock Options	2,919,000	2,919,000
Non-Qualified CRISP	—	378,000
Non-Qualified Pension	—	8,983,592
Benefits Continuation	—	43,935
Death/Disability Benefit	—	6,361
Outplacement	—	30,000
Excise Tax Gross-Up	—	11,980,730

Total	$10,540,530	$40,974,107
John F. Gehring
Salary Continuation	—	1,500,000
Annual Incentive Plan	500,000	2,000,000
Performance Shares	1,798,874	1,798,874
Accelerated Stock Options	939,960	939,960
Non-Qualified CRISP	—	111,981
Non-Qualified Pension	—	401,997
Benefits Continuation	—	43,935
Death/Disability Benefit	—	6,361
Outplacement	—	30,000
Excise Tax Gross-Up (1)	—	2,582,346

Total	$3,238,834	$9,415,453
Colleen R. Batcheler
Salary Continuation	—	1,290,000
Annual Incentive Plan	344,000	1,376,000
Performance Shares	1,123,620	1,123,620
Accelerated Options	602,640	602,640
Non-Qualified CRISP	—	29,400
Benefits Continuation	—	43,171
Death/Disability Benefit	—	5,748
Outplacement	—	30,000
Excise Tax Gross-Up (1)	—	1,950,907

Total	$2,070,260	$6,451,486

		Involuntary w/o Cause or
Change of Control and:	No Termination	Voluntary w/ Good Reason

Andre J. Hawaux
Salary Continuation	—	1,920,000
Annual Incentive Plan	640,000	2,560,000
Performance Shares	1,798,874	1,798,874
Accelerated Stock Options	1,739,080	1,739,080
Non-Qualified CRISP	—	155,631
Non-Qualified Pension	—	908,160
Benefits Continuation	—	43,935
Death/Disability Benefit	—	6,361
Outplacement	—	30,000
Excise Tax Gross-Up (1)	—	3,704,113

Total	$4,177,954	$12,866,153
Brian L. Keck
Salary Continuation	—	1,575,000
Annual Incentive Plan	525,000	2,100,000
Performance Shares	299,854	299,854
Accelerated RSUs	1,001,600	1,001,600
Accelerated Stock Options	465,600	465,600
Non-Qualified CRISP	—	43,347
Benefits Continuation	—	43,935
Death/Disability Benefit	—	6,361
Outplacement	—	30,000
Excise Tax Gross-Up (1)	—	1,989,710

Total	$2,292,054	$7,555,407

1. As described on page 44, excise tax gross up payments for named executives other than Mr. Rodkin are triggered only when amounts exceed the Section 280G limit by greater than 10%.

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, the Committee receives input from Frederic W. Cook & Co., Inc., its independent compensation consultant. It also considers the time commitment and skill level required to serve on our Board.

In November 2010, the Committee recommended, and the Board adopted, changes to the non-employee director compensation program. The changes were approved following a consultant-led review of recent trends in non-employee director compensation particularly related to the use of equity instruments in director compensation. The changes also align the compensation program period with our fiscal year (for administrative convenience) and are more fully described below.

Non-Employee Director Compensation – Other than the Chairman

The following table summarizes the compensation programs for our non-employee directors other than the Chairman in effect during fiscal 2011. The data in the table on page 51 reflects the impact of prorating these two programs during fiscal 2011.

From the beginning of Fiscal 2011
	(May 31, 2010) until December 31, 2010	From and After January 1, 2011

Annual Retainer	$50,000 per year	$85,000 per year

Annual Committee Chair Retainer (1)	$25,000 for each Committee Chair	$15,000 for each Committee Chair

Meeting Fees	$1,500 for each Board and Committee meeting attended at which attendance was required	None, unless the director’s attendance is required at more than 24 total meetings in a year. A fee of $1,500 will be paid for each Board and Committee meeting attended and at which a director’s attendance was required in excess of 24 meetings.

Equity Compensation	A grant of restricted stock units, which we refer to as RSUs, with a value equal to $125,000.

1.	Excludes the Executive Committee. No retainer is paid for service to this Committee.

The number of RSUs is determined by dividing $125,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date (November 30, 2010 for fiscal 2011 and May 31, 2011 for fiscal 2012 (the first trading day of fiscal 2012)). RSUs will vest one year from the date of grant, subject to continued service during the entire term. Vesting will be accelerated in the event of death or permanent disability or, in the event the director is no longer serving one year from the date of grant, vesting will be prorated 25% for each fiscal quarter during which the director was serving on the first day of the fiscal quarter. Dividend equivalents are paid on the RSUs, and are paid at the regular dividend rate in shares of our stock.

Non-employee directors other than the Chairman who join the Board or who are elected to a Chairmanship after the start of the plan year are entitled to receive a pro-rated retainer, based on the actual number of days of service and a pro-rated stock unit grant, based on the number of months remaining in the fiscal year.

Compensation of the Non-Employee Chairman

In lieu of the elements described above, the Chairman’s pay for service during fiscal 2011 was 10,000 unrestricted shares of our common stock and non-statutory options to acquire 91,032 shares of our common stock. The equity awards were calculated in a manner to deliver a total opportunity to the Chairman of approximately $500,000, which is the same level as the Chairman’s compensation level for the twelve months ended September 24, 2010. The number of options granted was based on the Black-Scholes value of the options on the date of grant consistent with our accounting expense methodology. The options have an exercise price equal to the closing market price of our common stock on the date of grant (September 24, 2010), a ten-year term and vested six months from the date of grant.

In connection with the overall review of our non-employee director compensation program, referenced above, the Committee recommended, and the Board adopted, changes to the Chairman’s compensation program for fiscal 2012. Market practices and trends were the primary rationale for the change. The Chairman’s pay for service during fiscal 2012 will be a grant of RSUs with a value equal to $375,000, with the number of RSUs determined by dividing $375,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 31, 2011 (the first trading day of fiscal 2012). The material terms of the RSUs are identical to those described above for non-employee directors other than the Chairman.

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least five times the amount of the annual cash retainer paid to non-employee directors other than the Chairman (in other words, $425,000). All directors must acquire this ownership level within five years following first election to the Board, or September 25, 2014, whichever is later.

	Stock Ownership	Actual
Director	Guideline	Ownership (1)

Mr. Bay	$425,000	$1,089,180
Mr. Butler	$425,000	$954,800
Mr. Goldstone	$425,000	$1,020,173
Ms. Gregor	$425,000	$352,230
Mr. Johri	$425,000	$356,376
Mr. Jurgensen	$425,000	$1,722,095
Mr. Lenny	$425,000	$342,752
Ms. Marshall	$425,000	$694,074
Mr. Schindler	$425,000	$410,198
Mr. Stinson	$425,000	$1,357,009

1.	Based on the average daily price of our common stock on the NYSE for the 12 months ended July 29, 2011 ($23.2895).

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs:

•	Medical plan access, with the cost of the premium borne entirely by the director;

•	A matching gifts program, under which ConAgra Foods matches up to $10,000 of a director’s charitable donations per fiscal year;

•	A non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and

•	For directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. ConAgra Foods maintains insurance on the lives of participating directors to fund the program.

Director Compensation Table – Fiscal 2011

	Fees Earned	Stock	Option	All Other
	or Paid	Awards	Awards	Compensation	Total
Name	in Cash($)	($)(1)	($)(1)	($)(2)	($)

Mogens C. Bay	94,167	124,995	—	20,000	239,162
Stephen G. Butler	103,167	124,995	—	10,000	238,162
Steven F. Goldstone	—	217,800	282,199	1,000	500,999
Joie A. Gregor	82,917	124,995	—	5,570	213,482
Rajive Johri	87,417	124,995	—	10,000	222,412
W.G. Jurgensen	87,417	124,995	—	—	212,412
Richard H. Lenny	81,417	124,995	—	7,500	213,912
Ruth Ann Marshall	88,917	124,995	—	9,500	223,412
Andrew J. Schindler	85,917	124,995	—	—	210,912
Kenneth E. Stinson	101,667	124,995	—	10,000	236,662

1.	These columns reflect the grant date fair value (computed in accordance with FASB ASC Topic 718) of the stock and option awards made to non-employee directors during fiscal 2011. The grant date fair value of the option award (granted only to Mr. Goldstone) was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of the options of 8.96 years, an expected volatility of 21.59%, a risk-free interest rate of 2.36% and a dividend yield of 3.95%.

At fiscal year-end, the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director was as set forth below:

	Outstanding	Outstanding
	Stock Awards Held	Stock Options Held
Name	at FYE (#)	at FYE (#)

Mogens C. Bay	30,253	87,000
Stephen G. Butler	19,453	69,000
Steven F. Goldstone	23,600	482,850
Joie A. Gregor	9,853	21,000
Rajive Johri	10,003	21,750
W.G. Jurgensen	21,253	78,000
Richard H. Lenny	9,703	20,250
Ruth Ann Marshall	12,253	33,000
Andrew J. Schindler	12,253	33,000
Kenneth E. Stinson	30,253	87,000

2.	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above. In connection with the review of our non-employee director compensation, the matching gifts program was changed to align the program with our fiscal year. Accordingly, the amount for Mr. Bay includes a donation matched prior to the change in the program and a donation matched after the change in the program.

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of ConAgra Foods common stock beneficially owned as of July 29, 2011 by: (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our

‘‘named executive officers” for purposes of this proxy statement, and (4) all current directors and executive officers as a group.

As discussed in this proxy statement, our directors and executive officers are committed to owning stock in ConAgra Foods. Both groups have stock ownership requirements that preclude them from selling any ConAgra Foods stock in the market until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors and executive officers in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows deferred shares owned by non-employee directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of July 29, 2011.

	Number of Shares		Right to		Percent of
Name	Owned (3)		Acquire		Class	Share Units

BlackRock, Inc. (1)
40 East 52nd Street New York, NY 10022	25,620,693		—		6.2%	N/A
State Street Corporation (2)
State Street Financial Center One Lincoln Street Boston, MA 02111	22,857,427		—		5.5%	N/A
Directors and Named Executive Officers:
Mogens C. Bay	36,100	(5)	95,160	(6)	*	—
Stephen G. Butler	19,800	(5)	77,160	(6)	*	10,530
Steven F. Goldstone	14,600		490,371	(6)	*	14,163
Joie A. Gregor	—		29,160	(6)	*	4,457
Rajive Johri	—		29,910	(6)	*	4,635
W.G. Jurgensen	35,600		86,160	(6)	*	27,676
Richard H. Lenny	4,050		28,410	(6)	*	—
Ruth Ann Marshall	4,350		41,160	(6)	*	14,785
Gary M. Rodkin	622,103		4,480,000	(7)	1.2%	182,297
Andrew J. Schindler	1,800		41,160	(6)	*	5,146
Kenneth E. Stinson	47,600		95,160	(6)	*	—
John F. Gehring	146,509	(5)	552,883	(7)	*	—
Colleen R. Batcheler	31,199		260,000	(7)	*	—
Andre J. Hawaux	156,030	(5)	676,000	(7)	*	12,708
Brian L. Keck	—		—		—	—
Robert F. Sharpe, Jr (4)	211,500	(5)	1,340,000	(7)	*	—
All Directors and Current Executive Officers as a Group (18 people) (4)	1,233,148		7,607,194	(7)	2.1%	276,728

*	Represents less than 1% of common stock outstanding.

1.	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 3, 2011, which Schedule specifies that BlackRock, Inc. has sole voting and dispositive power with respect to all of these shares.

2.	Based on a Schedule 13G filed by State Street Corporation and various subsidiaries with the SEC on February 11, 2011, which Schedule specifies that State Street Corporation has shared voting and dispositive power with respect to all of these shares.

3.	For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards and (c) crediting to defined contribution plan accounts.

4.	On October 11, 2010, Mr. Sharpe announced his intention to retire at the end of fiscal 2011 and ceased to be an executive officer. His shares are not included in the “All Directors and Current Executive Officers as a Group” calculation.

5.	For Mr. Bay, consists of 36,100 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. Gehring, includes 2,500 shares as to which he shares voting and investment power with his spouse. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him. For Mr. Sharpe, includes 12,000 shares held in trust.

6.	Reflects shares that the individual has the right to acquire within 60 days of July 29, 2011 through the exercise of stock options or vesting of restricted stock units.

7.	Reflects shares that the individual has the right to acquire within 60 days of July 29, 2011 through the exercise or vesting of the following: Mr. Rodkin, 4,480,000 options; Mr. Gehring, 552,883 options; Ms. Batcheler, 260,000 options; Mr. Hawaux, 676,000 options; Mr. Sharpe, 1,340,000 options; and current executive officers not individually named in this table, 624,500 options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2011, all required reports were filed on a timely basis except for two Forms 4, one for Mr. Andre Hawaux, relating to a single transaction on July 23, 2010 and one for Mr. Paul Maass, relating to a single transaction on May 29, 2011. Each late filing was due to an administrative oversight.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Audit Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the SEC. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

The Audit Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit Committee under the Statement on Auditing Standards No. 61, as amended (relating to communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also reviewed and discussed with KPMG its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from ConAgra Foods, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2011 was compatible with the auditor’s independence.

Based on these reviews and discussions, and the report of the independent auditor, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2011 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chair Richard H. Lenny	Rajive Johri Andrew J. Schindler

Voting Item #2: Ratification of the Appointment of Independent Auditor

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditors for fiscal 2012 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit Committee and the Board of Directors request that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointed auditor is ratified, the Audit Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

Fees billed by KPMG for services provided for fiscal years 2011 and 2010 were as follows:

	Fiscal 2011	Fiscal 2010

Audit Fees	$5,347,000	$5,605,000
Audit-Related Fees	8,000	20,000
Tax Fees	—	—
All Other Fees	11,000	5,000

Total Fees	$5,366,000	$5,630,000

Audit Fees consist of the audits of our fiscal years 2011 and 2010 annual financial statements and the review of our quarterly financial statements during fiscal years 2011 and 2010.

Audit-Related Fees in fiscal years 2011 and 2010 consisted of other audit-related attestation services.

All Other Fees in fiscal years 2011 and 2010 include license fees for accounting research software. Fees in fiscal year 2011 also include non audit-related attestation services.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

The Audit Committee approved 100% of the services performed by KPMG relating to audit fees, audit-related fees, and all other fees during fiscal years 2011 and 2010.

The Board of Directors recommends a vote “FOR” Voting Item #2.

Voting Item #3: Advisory Vote on Named Executive Officer Compensation

As required by Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to cast an advisory, nonbinding vote on the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 11. While this vote is advisory and not binding on our company, the Board and the Human Resources Committee value the opinions of our stockholders and expect to consider the outcome of the vote, along with other relevant factors, when considering future named executive officer compensation decisions.

As described in detail in the CD&A, our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value. The Human Resources Committee believes that for the program to do so, it must accomplish five objectives:

•	Reward performance and be strongly aligned with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value.

•	Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

•	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks to the company.

•	Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promote and reward long-term commitment, and longevity of career with the company.

The Board believes that the Human Resources Committee effectively adhered to these objectives in awarding fiscal 2011 compensation to our named executive officers.

During fiscal 2011, our management team delivered a mixed set of results, including low single digit fiscal 2011 EPS growth, on a comparable basis. This growth was in line with our revised expectations, but still below our original target. Revenue growth for the year of 2.4% was also below our target. However, we did exceed our Consumer Food’s cost savings target, delivered on-target operating cash flows of $1.3 billion and achieved return on average invested capital in line with our long-term goals.

From a three-year perspective, fiscal 2011 represented the culmination of a period of volatility in our business performance, not unlike the volatility in the external environment during this period. From fiscal 2009 to 2011 we achieved many of our goals. As we have previously discussed in prior proxy statements, fiscal 2009 was a year of varied performance, beginning slowly but concluding with momentum and strength. Fiscal 2010 was then very strong. Fiscal 2011 was more challenging than expected, and the lack of EBIT growth in fiscal 2011 dampened our three-year results. Our returns on average invested capital, however exceeded internal plans for the fiscal year.

The Human Resources Committee reflected these results in their payout determinations under our fiscal 2009 to 2011 performance share plan and fiscal 2011 management incentive plan and in setting base salaries for our senior officers for fiscal 2012. In remaining committed to our pay for performance philosophy, the Committee took the following actions in July 2011:

•	determined that no base salary increases were warranted for the named executive officers for fiscal 2012;

•	awarded fiscal 2011 annual incentive plan payouts at only 22% of the targeted opportunity, in line with plan formulas; and

•	awarded performance share plan payouts under the fiscal 2009 to 2011 cycle at 121% of the targeted opportunity, in line with plan formulas and largely driven by strong returns on average invested capital during the three-year performance period.

The Human Resources Committee believes these actions appropriately reflect its commitment to rewarding executives based on actual performance results.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the resolution approving the compensation of our named executive officers.

Voting Item #4: Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer
Compensation

In addition to providing our stockholders with the opportunity to cast an advisory vote on our executive compensation, as required by Section 14A(a)(2) of the Exchange Act, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on named executive officer compensation should be presented to our stockholders. You may vote your shares to indicate whether you prefer the advisory vote every one year, every two years or every three years, or you may abstain. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Meeting.

After careful consideration of this proposal, our Board recommends that you vote for an advisory vote to be held every one year.  Our Board believes an annual vote will allow our stockholders to provide us with input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a regular basis.

In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every one year for holding future advisory votes on the compensation of our named executive officers. Rather, you are voting on your preferred voting frequency by choosing the option of every one year, every two years or every three years, or you may abstain from voting on this proposal. While this vote is advisory and not binding on our company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that stockholders vote for the option of an advisory vote on the frequency of named executive officer compensation votes of every one year.

Additional Information

Information About the 2011 Annual Meeting

Revoking a Proxy

You can revoke your proxy before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska 68102), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted on page 1 for street name owners.

For Participants in the ConAgra Foods Retirement Income Savings Plan

If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The plan’s trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 20, 2011. If the plan trustee does not receive your instructions by that date, the trustee will vote the shares held by the ConAgra Foods Retirement Income Savings Plan in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the annual meeting at an estimated cost of approximately $9,500 plus disbursements. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. ConAgra Foods will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

If a quorum is present:

•	We will hold an election of directors. Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this proxy statement. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

•	We will vote on ratification of the appointment of the independent auditor. The appointment of the independent auditor for fiscal 2012 will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to the matter.

•	We will hold a non-binding advisory vote on executive compensation. The non-binding, advisory resolution to approve the compensation of the company’s named executive officers, as described in the “Compensation Discussion & Analysis” and tabular compensation disclosure in this proxy statement will be adopted if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded and therefore will not affect the outcome of the votes on this matter.

•	We will hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation. Stockholders may vote to hold such votes every one year, every two years or every three years or may abstain from voting. We will consider the frequency of the advisory vote (every one year, every two years or every three years) receiving the greatest number of votes cast as the frequency recommended by our stockholders. Abstentions and broker non-votes will be disregarded and therefore will not affect the outcome of the vote on the matter.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “For” the election of all of the nominees for director named in this proxy statement; “For” the ratification of the appointment of our independent auditor for fiscal 2012; “For” the resolution to approve the compensation of the company’s named executive officers; and for every “One Year” as the option for the frequency of named executive officer compensation votes. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board of Directors on such other matters.

Attendance at the Meeting

Admission to the meeting will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is the top half of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•	If your ConAgra Foods shares are held in street name (through a bank or brokerage account), bring a recent bank or brokerage statement to the meeting showing that you owned ConAgra Foods common stock on July 29, 2011.

Multiple Stockholders Sharing an Address

We are allowed to deliver a single annual report and proxy statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. Accordingly, unless you elected to participate in electronic delivery of proxy materials, we will deliver to you only one copy of our annual report and proxy statement until we receive instructions that you prefer multiple mailings. You will continue to receive individual proxy cards for each registered account. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, following which you will begin receiving an individual copy of the material for each registered account. You can also contact Broadridge at the phone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Stockholder Proposals to be Included in our 2012 Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 7, 2012. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

Other Stockholder Proposals to be Presented at our 2012 Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting be received at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the 2011 annual meeting. If the date of the 2011 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. Our bylaws also specify the information that must accompany notice. Our proxy card for the 2012 annual meeting will give discretionary authority with respect to all stockholder proposals properly brought before the 2012 annual meeting that are not included in the 2012 annual meeting proxy statement. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

ConAgra Foods
Food you love

VOTE BY INTERNET - www.proxyvote.com
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Go to Website www.proxyvote.com.
3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Call toll free 1-800-690-6903.
3. Follow the recorded instructions.

M37783-P15461 KEEP THIS PORTION FOR YOUR RECORDS

CONAGRA FOODS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

01) Mogens C. Bay
02) Stephen G. Butler
03) Steven F. Goldstone
04) Joie A. Gregor
05) Rajive Johri
06) W.G. Jurgensen
07) Richard H. Lenny
08) Ruth Ann Marshall
09) Gary M. Rodkin
10) Andrew J. Schindler
11) Kenneth E. Stinson

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on frequency of future advisory votes on executive compensation	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

vAJII/AyiU vqte by INTERNET — www.proxyvote.com f^\ t/~v /"^^“l C 1 • “eac’ tne accompanying Proxy Statement and this voting instruction card. \2—?/ * ^w’VxvJO 2. Goto Website www.proxyvote.com. Food v°u loue 3. Follow the instructions. CONAGRA FOODS, INC. VOTE BY PHONE. vgoo-690-6903 ONE CONAGRA DRIVE 1. Read the accompanying Proxy Statement and this voting instruction card. OMAHA, NE 68102-5001 ?• Ca"to"free 1-800-690-6903. 3. Follow the recorded instructions. VOTE BY MAIL Read the accompanying Proxy Statement and this voting instruction card. Mark, sign and date your voting instruction card. Return it in the postage-paid envelope we have provided or return it to Vote
Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Phone or Internet, please do not mail this Voting Instruction Card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37783__P1546J KEEP_THIS_PORTION FOR YOUR RECORDS THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONAGRA FOODS INC For Withhold For All To withhold authority to vote for any individual ^wiMnurtn rv.v.t.j, mm*.. ^ a|| Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below. I FOR the following: I 1. Election of Directors ODD | Mogens C. Bay 07) Richard H. Lenny Stephen G. Butler 08) Ruth Ann Marshall Steven F. Goldstone 09) Gary M. Rodkin Joie A. Gregor 10) Andrew J. Schindler Rajive Johri 11) Kenneth E. Stinson W.G. Jurgensen The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Independent Auditor 000 The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 3. Advisory vote on named executive officer compensation 000 The Board of Directors recommends a vote of 1 YEAR for the following proposal: lYear 2Years SYears Abstain 4. Advisory vote on frequency of future advisory votes on executive compensation 0000 NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ConAgra Food you love ADMISSION TICKET ConAgra Foods 2011 Annual Stockholders’ Meeting Friday, September 23, 2011 1:30 p.m. CT Witherspoon Concert Hall Joslyn Art Museum 2200 Dodge Street Omaha, Nebraska 68102 You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 23,2011 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. M37784-P15461 VOTING INSTRUCTION CARD — CONAGRA FOODS, INC. Please vote and sign on reverse side This Proxy is Solicited by the Board of Directors for the September 23, 2011 Annual Meeting of Stockholders As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below. THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FO_R ALL NOMINEES LISTED IN ITEM 1. FOR ITEMS 2 AND 3 AND 1 YEAR FOR ITEM 4. If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card. If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of July 29, 2011 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law. Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 20, 2011. Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
1. Read the accompanying Proxy Statement and this proxy card.
2. Go to Website www.proxyvote.com.
3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903
1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free 1-800-690-6903.
3. Follow the recorded instructions.

M37785-P15461 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

CONAGRA FOODS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

01) Mogens C. Bay
02) Stephen G. Butler
03) Steven F. Goldstone
04) Joie A. Gregor
05) Rajive Johri
06) W.G. Jurgensen
07) Richard H. Lenny
08) Ruth Ann Marshall
09) Gary M. Rodkin
10) Andrew J. Schindler
11) Kenneth E. Stinson

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on frequency of future advisory votes on executive compensation	☐	☐	☐	☐

vAJII/AyiU vqte by INTERNET — www.proxyvote.com f^\ t/~v /"^^“l C 1 • “eac’ tne accompanying Proxy Statement and this proxy card. \2—?/ * ^w’VxvJO 2. Goto Website www.proxyvote.com. Food v°u loue 3. Follow the instructions. CONAGRA FOODS, INC. VOTE BY PHONE. vgoo-690-6903 ONE CONAGRA DRIVE 1. Read the accompanying Proxy Statement and this proxy card. OMAHA, NE 68102-5001 ?• Ca"to"free 1-800-690-6903. 3. Follow the recorded instructions. VOTE BY MAIL Read the accompanying Proxy Statement and this proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope we have provided or return it to Vote
Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Phone or Internet, please do not mail this Proxy Card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37785__P1546J KEEP_THIS_PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONAGRA FOODS, INC. For Withhold For All To withhold authority to vote for any individual ^wiMnurtn rv.v.t.j, a|| a|| Except nommee(s), mark “For All Except and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below. I FOR the following: I 1. Election of Directors ODD | Mogens C. Bay 07) Richard H. Lenny Stephen G. Butler 08) Ruth Ann Marshall Steven F. Goldstone 09) Gary M. Rodkin Joie A. Gregor 10) Andrew J. Schindler Rajive Johri 11) Kenneth E. Stinson W.G. Jurgensen The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Independent Auditor 000 The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 3. Advisory vote on named executive officer compensation 000 The Board of Directors recommends a vote of 1 YEAR for the following proposal: lYear 2Years SYears Abstain 4. Advisory vote on frequency of future advisory votes on executive compensation 0000 NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ConAgra Food you love ADMISSION TICKET ConAgra Foods 2011 Annual Stockholders’ Meeting Friday, September 23, 2011 1:30 p.m. CT Witherspoon Concert Hall Joslyn Art Museum 2200 Dodge Street Omaha, Nebraska 68102 You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 23,2011 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. M37786-P15461 PROXY — CONAGRA FOODS, INC. Please vote and sign on reverse side This Proxy is Solicited by the Board of Directors for the September 23, 2011 Annual Meeting of Stockholders The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxies, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3 AND 1 YEAR FOR ITEM 4, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS[1] MEETING.If you wish to vote by mailing this proxy card, please mark the boxes accordingly. Indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 22,2011. Continued and to be signed on reverse side